Filed pursuant to Rule 424(b)(3)
SEC File No. 333-141191

PROSPECTUS

Pro Financial Holdings, Inc., a Florida corporation, is offering for sale a minimum of 975,000 units and a maximum of 1,500,000 units. Each unit consists of one share of our common stock and one non-transferable warrant to purchase one share of common stock for $10.00. The offering price is $10.00 per unit. The units will be offered on a best-efforts basis by certain of our executive officers and directors. The minimum subscription we will accept is for 2,500 units. No person will receive any commission or other form of remuneration for any such sales. Pro Financial is a proposed bank holding company for ProBank (In Organization). There is no established market for our common stock and warrants, and we do not expect one to develop after the offering.

●	This offering will begin on May 1, 2007, and continue until July 30, 2007, unless extended by our directors, in their sole discretion and without notice, for a period of up to an additional 90 days.

●	The offering will remain open until the earlier of:

● All 1,500,000 units have been sold;

● The offering period has expired; or

● Pro Financial elects in its sole discretion to terminate the offering.

See “Risk Factors” beginning on page 4 for a discussion of certain risks that should be carefully considered by prospective investors.

All subscription funds will be placed in an escrow account pending completion or termination of the offering.

We will use the proceeds from the offering for various organizational and operating expenses in connection with the organization and opening of ProBank (In Organization) a proposed state-chartered commercial bank to be located in Tallahassee, Florida.

We have reserved the right to reject any subscription in whole or in part or to terminate the offering for any reason. Once accepted, a subscriber will not be permitted to withdraw a subscription. If we do not receive subscriptions for a minimum of 975,000 units prior to the expiration date, which we may extend for up to 90 days, the entire offering will be terminated. In the event we terminate the offering, all subscription funds, together with any earned interest, will be promptly refunded.

The securities we are offering are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions	Proceeds to Pro Financial*
Per Unit	$10.00	$0	$10.00
Minimum 975,000 Units	$9,750,000	$0	$9,750,000
Maximum 1,500,000 Units	$15,000,000	$0	$15,000,000

*Before deducting an estimated $60,000 in offering expenses.

The date of this prospectus is May 1, 2007.

PROSPECTUS SUMMARY

The following is a summary of the most significant information contained in this prospectus and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus. Prospective purchasers are urged to read the entire prospectus carefully.

Pro Financial Holdings

Mailing Address:	P.O. Box 3696
Tallahassee, Florida 32315
Telephone Number:	(850) 383-8107 or (850) 681-PRO1

Pro Financial Holdings, Inc. was incorporated under the laws of the State of Florida on March 29, 2006, for the purpose of operating as a bank holding company pursuant to the Bank Holding Company Act of 1956. Neither Pro Financial nor ProBank has commenced business operations, and neither will do so until this offering is completed and the requisite approvals of the Florida Office of Financial Regulation, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System are obtained.

We are in the process of organizing a new community bank to be called ProBank. ProBank will be an FDIC insured, Florida-chartered commercial bank headquartered in Tallahassee, Florida. The bank intends to focus on relationship banking, personalized service and direct customer contact and will work to develop a reputation as a community bank involved in the communities it serves. ProBank’s main office will be located at 536 North Monroe Street, in Tallahassee, Leon County, Florida. ProBank will operate as a full service commercial bank with primary emphasis upon high quality service directed at meeting the financial needs of the individuals and businesses residing and located in and around Tallahassee, Florida. The bank will offer a variety of traditional banking services, including checking and savings accounts; commercial, installment, mortgage, commercial real estate, and personal loans; safe deposit boxes, drive-up and ATM services. It is anticipated that ProBank will commence business operations sometime during the second quarter of 2007, or as soon after as practicable.

There is presently no market for our securities and we do not anticipate one developing after the offering. Therefore, it may be difficult for you to sell your securities, as only an informal market between buyers and sellers may develop.

Use of Proceeds

We will use the proceeds of the offering to purchase 100% of the to-be-issued capital stock of ProBank; to provide working capital for Pro Financial to commence its business operations (including officers’ and employees’ salaries); to redeem the preferred stock issued to our organizers to pay expenses in connection with the formation of Pro Financial, the organization of ProBank, and this offering; and for other corporate purposes. Proceeds not used to purchase Bank stock will be used to fund future capital requirements of ProBank, as well as for other permissible investments for bank holding companies, including the possible acquisition of other financial institutions. However, we have no plans, arrangements or understandings to acquire any institution at this time.

The Offering

Securities offered
Up to 1,500,000 units consisting of one share of common stock and one warrant to purchase one share of common stock. We must sell a minimum of 975,000 units, and have set a maximum of 1,500,000 units to be sold in this offering.

Price	$10.00 per unit.

Terms of warrants
Units will each contain one warrant. Each warrant will entitle the holder thereof to purchase one share of additional common stock for $10.00 per share during the three-year period following ProBank’s opening for business. The Board may extend the term of the warrants for up to six months and may call them upon 30 days notice after ProBank has been open for six months. If the Board calls the warrants, you will have 30 days to exercise them at $10.00 per share or you will be deemed to have forfeited them. The warrants are not transferable except under certain circumstances.

Purchase limitations
Except for our directors who may purchase up to 5% of the outstanding units and employees who may purchase as few as 500 units, subscribers must subscribe for a minimum of 2,500 units and may not subscribe for more than 50,000 units.

Best efforts offering
Units will be offered through our executive officers and directors who will receive no compensation for such sales. Units are being offered on a best efforts basis. This means there is no guarantee that we will be able to sell all or any of the securities offered.

Risk factors	Before investing, you should carefully consider the “Risk Factors” section beginning on page 4..

Questions About the Offering

Questions concerning the offering should be directed to Bryan Robinson., President and Chief Executive Officer or directors Edward W. Dougherty, Jr., Roger K. Hobbs, Peter Rosen or Art Wimberley, at Pro Financial Holdings, Inc., 536 North Monroe Street, Tallahassee, Florida 32301-1260 Telephone Number: (850) 383-8107.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

We have incurred capital losses since we commenced operations and we are likely to continue to incur losses in the future.

We expect to incur significant losses before we open for business, and can offer no assurance that we will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in banking industry. There is a risk that we may never become profitable.

Our primary asset will be the stock we will own in ProBank, and our profitability will be dependent upon its successful operation. Although we anticipate that we will open ProBank in the second quarter of 2007, we can offer no assurance as to when, if at all, this will occur. Any delay in opening the bank will increase our pre-opening expenses and postpone our realization of potential revenues. Such a delay would cause our accumulated deficit to increase as a result of continuing operating expenses, including lease payments, salaries and other administrative expenses..

If ProBank does not commence operations after we have issued shares, because of the failure to receive final regulatory approval, subscribers will not receive a full refund of their subscription funds.

The Florida Office requires that a new state bank open for business within 12 months after receipt of conditional approval. We anticipate that ProBank will open for business sometime in the second quarter of 2007. Because final approval of ProBank’s charter and application for deposit insurance are conditioned on, among other things, our raising funds to capitalize ProBank at $9,500,000, we expect to issue shares of common stock before ProBank has obtained all final regulatory approvals in order to capitalize the bank. In the event that we issue common stock and the Florida Office does not grant ProBank final regulatory approval, we will promptly return all subscription funds and interest earned thereon, less all incurred expenses.

Once we issue shares of common stock, the offering proceeds may be considered part of our general corporate funds and be subject to the claims of our creditors, including claims against us that may arise out of actions of our officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering prior to ProBank’s commencement of operations. If such an attachment occurs and it becomes necessary to pay the subscription funds to shareholders because of failure to obtain all necessary regulatory approvals, the payment process might be delayed; and if it becomes necessary to pay creditors from the subscription funds, the payment to shareholders might be further reduced.

Our securities have no trading market and one may never develop, which will limit your ability to sell your securities.

Presently there is no market for our securities, and there can be no assurance that a public market will develop for such securities upon completion of this offering or that substantial trading activity in the shares will occur for several years, if at all. The presence of buyers and sellers in numbers sufficient to create an active market in the future will depend on the individual decisions of persons who may wish to buy or sell the common stock and we will not be able to control those decisions. Furthermore, we do not intend to list our securities on a national securities exchange or to qualify our securities for quotation on NASDAQ or any other national securities exchange. Therefore, there will not be a liquid market for such securities. You may find it difficult or impossible to liquidate your investment at a time when you may wish to do so. You may, therefore, be required to bear the economic risks of this investment for an indefinite period of time.

The offering price may exceed the fair market value of our shares which would cause an immediate decrease in the value of your investment.

Prior to the offering, there has been no active trading market in our common stock. The offering price bears no relationship to the amount of our assets, book value, shareholders’ equity or other typical criteria of value, and may exceed the fair market value of our shares and the price at which shares may be sold after the offering. Consequently, you may lose a portion of your investment simply as a result of our inaccurately determining the offering price.

We do not have any operating history.

We have recently formed Pro Financial and do not have any operating history. We will not have any initial business activities other than leasing property for ProBank’s corporate headquarters, completing the organization of ProBank, working to become a bank holding company and investing the proceeds of the offering. Because of our lack of operating history, you do not have access to the type and amount of information that would be available to a purchaser of the securities of a financial institution or holding company with an operating history.

We may need to raise additional capital, which could dilute your ownership interest if the sale is at a price less than the price per share in the offering.

Although we expect the proceeds from this offering to cover our capital and funding needs for at least the next 12 months, we may need to raise additional capital in the future to support our business, expand our operations, or maintain minimum capital levels required by our bank regulatory agencies. If we do sell additional shares of common stock to raise capital, we may sell shares at a price less than what is being paid in this offering, which would dilute your ownership interest. Such dilution could be substantial.

Our executive officers and directors will have substantial control over Pro Financial after the offering, which could delay or prevent a change of control favored by our other shareholders.

Our executive officers and directors, if acting together, may be able to significantly influence all matters requiring approval by our shareholders, including election of directors and the approval of mergers or other business combination transactions. The interest of these shareholders may differ from the interests of other shareholders. Our executive officers and directors have expressed their intent to purchase approximately 270,500 units, representing approximately 27..7% of the total number of shares outstanding based on a minimum of 975,000 shares outstanding, and 18.0% based on a maximum of 1,500,000 shares outstanding (excluding warrants) after the offering is completed. As a result, our executive officers and directors could approve or cause us to take actions of which you disapprove or that may be contrary to your interests and those of other investors.

Certain provisions of Florida law and Federal Regulations may discourage or prevent a takeover of Pro Financial and result in a lower market price for our common stock.

Florida law and certain federal regulations contain anti-takeover provision that apply to us. These provisions could discourage potential buyers from seeking to acquire us in the future, even though certain shareholders may wish to participate in such a transaction. These provisions could also adversely affect the market price of our common stock. Provisions in Florida law include, among other things, the ability to provide for authorized but unissued stock, limits on control share acquisitions, and limits with regard to acquisitions by control share shareholders. These provisions could also adversely affect the market price of our common stock. Federal regulations require prior approval by the Federal Reserve Board for persons who intend to acquire more than 25% of our outstanding stock or for a merger of Pro Financial with another bank holding company. See sections titled “Supervision and Regulation - Pro Financial Holdings, Inc.” and "Anti-Takeover Provisions" for a discussion of these provisions.

We may not succeed in implementing our business strategy

We may not be able to effectively manage the expansion of our operations, or achieve the rapid execution necessary to achieve profitability. We may not succeed in implementing our business strategy and, even if we do succeed, our strategy may not have the favorable impact on operations that we anticipate. If we are unable to manage growth effectively, or to otherwise implement our business strategy, our business and the value of your investment could be materially adversely affected.

If we cannot attract quality loans and deposits, we will not be able to grow.

Our ability to increase our assets depends on our ability to attract additional deposits at competitive rates and to attract quality loans to fund with those deposits.

We may not be able to compete with our competitors for larger customers, because our lending limits will be lower than theirs.

The financial institutions with which we will compete will have significantly higher lending limits than the Bank. This may adversely affect the Bank’s ability to establish banking relationships with larger businesses in our primary market. We will attempt to establish relationships with other community banks in order to sell participations in loans exceeding our lending limits and thereby accommodate customers who need to borrow more than the Bank is permitted or willing to lend, but there can be no assurances that we will be able to establish such relationships.

Some of our borrowers may not repay their loans, and losses from loan defaults may exceed the allowance we establish for that purpose, which may have an adverse effect on our business.

Some of our borrowers may not repay their loans. If a significant number of loans are not repaid, it will have an adverse affect on our earnings and financial condition. The determination of an appropriate level of loan loss allowance is an inherently difficult process based on numerous assumptions. As a result, our allowance for loan losses may not cover actual losses, and future provision for loan losses may adversely affect our earnings.

If adverse economic conditions in our target market exist for a prolonged period, our financial results could be adversely affected.

A prolonged economic downturn or recession in our target market would result in operating losses, impaired liquidity and the erosion of capital. A variety of factors could cause such an economic downturn or recession, including local adverse business developments or natural disasters such as hurricanes.

If real estate values in our target market decline, our loan portfolio would be impaired.

A significant portion of our loan portfolio will likely consist of mortgages secured by real estate located in our market area. Market fluctuations which affect real estate prices could produce a decline in the value of the real estate collateral securing our loans. A reduction in the value of our collateral could increase the number of non-performing loans adversely affecting our financial performance and the value of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the offering. Also, when we use any of the words “believes,” expects,” “anticipates,” “intends,” “may,” or similar expressions, we are making forward looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include”

●	Legal and regulatory risks and uncertainties;

●	Economic, political and competitive forces affecting us; and

●	The risk that our analysis of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

You should also recognize that all forward-looking statements are necessarily speculative and speak only as the date made. You should also recognize that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct.

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TERMS OF THE OFFERING
General

Securities Offered for Sale: We are offering a minimum of 975,000 units and a maximum of 1,500,000 units composed of one share of common stock and one warrant to purchase one share of common stock.

Price per Unit: $10.00 per unit.

Offering Price: The offering price was determined by our Board of Directors and bears no direct relationship to our assets, earnings or net worth, or any other recognized indicator of value.

Common Stock Outstanding: There was no common stock outstanding before the offering. After the offering there will be up to 1,500,000 shares outstanding.

Terms of the Warrants: Units sold in the offering will each contain one warrant. Each warrant will entitle the holder thereof to purchase one share of additional common stock for $10.00 per share during the three-year period immediately following ProBank opening for business. The Board may extend the term of the warrants for up to six months and may call them at a call price of $10.00 per share upon 30 days written notice six-months following their issuance. Warrants not exercised within 30 days following the call will be forfeited. Upon any stock split, stock dividend or reverse stock split, the number of shares covered by and the exercise price of each warrant will be equitably adjusted to account for the splits, dividend, or reverse split. The warrants are not transferable except under certain circumstances.

The warrants will be transferable only:

●	to a parent, sibling, spouse, child or grandchild of the warrant holder;

●	to a pension or profit sharing plan of which the holder or holder’s spouse is a beneficiary;

●	to a business entity or trust owned or controlled by the holder or holder’s spouse; or

●	by court order.

Minimum and Maximum Subscription.

We require a minimum purchase of 2,500 units. The Board has reserved the right to modify this minimum after June 30, 2007, should we need to accept smaller subscriptions to meet the minimum offering requirement or to otherwise complete the offering. In addition, we have reserved the right to accept smaller subscriptions from certain of our organizing directors and senior officers, who may purchase a minimum of 500 units. Furthermore, other than our organizing directors, no subscriber will be permitted to purchase units which will cause the purchaser to own more than the lesser of 5% of the outstanding shares of Pro Financial common stock after this offering, or 50,000 shares. In addition, we reserve the right to reject, in whole or in part, any subscription.

Offering Period.

The offering will terminate at 5:00 p.m. Eastern Standard Time, on July 30, 2007, but we may extend the offering without notice, for up to an additional 90 days. The offering will continue until the earliest of:

●	all 1,500,000 units have been sold;

●	the offering period has expired; or

●	we elect, in our sole discretion to terminate the offering.

No Established Market and Determination of Offering Price.

Prior to this offering, there has been no established public market for our securities and there can be no assurance that an established market will develop. The offering price has been arbitrarily determined and is not a reflection of Pro Financial’s book value, net worth or any other such recognized criteria of value. In determining the offering price of the units we considered, among other things, the capital requirements of ProBank’s regulators and general market conditions for the sale of such securities. There can be no assurance that, if a market should develop for our securities, the post-offering market prices will equal or exceed the initial offering prices.

In addition, we will continue to offer our common stock to warrant holders on a continuous basis until 36 months following the date ProBank commences operations, unless the warrants are called or their terms are extended, as described elsewhere in this prospectus. During this period, we will issue stock upon receipt of exercised warrants and the exercise funds.

Conditions of the Offering.

The offering is expressly conditioned upon fulfillment of the following conditions on or prior to the expiration date. The offering conditions, which may not be waived, are:

●	Not less than $9,750,000 shall have been deposited with the escrow agent and accepted by us;

●	ProBank shall have received conditional approval from the Florida Office to charter ProBank and conditional approval of its application for deposit insurance from the FDIC; and

●	We shall not have canceled this offering prior to the time funds are withdrawn from the escrow account.

Escrow of Subscription Funds

Until the offering conditions have been met, all subscription funds, and documents tendered by prospective investors will be placed in an escrow account with The Bankers’ Bank [Georgia] serving as escrow agent, pursuant to the terms of our Escrow Agreement, which is attached to this prospectus as Exhibit B. If all of the offering conditions are met, we will certify such fact to the escrow agent and the escrow agent will release to us all subscription funds, and any earned income.

Once the minimum number of units have been sold, and the subscription proceeds have been deposited with the escrow agent, we will release the subscription proceeds, along with the pro-rata earnings attributable to those units purchased by the organizers in order to repay the line of credit, redeem any outstanding preferred stock, and to continue to fund the organization of the bank. Subscription proceeds attributable to the remaining subscribers will be held in the escrow account until all of the remaining conditions of the offering have been met.

Pending disposition of the escrow account, the escrow agent is authorized, upon our instructions, to invest subscription funds in direct obligations of the United States Government, in overnight repurchase agreements collateralized at 102% with obligations of the United States Treasury or United States Government Agencies.

In the event the offering conditions are not met by the expiration date, the escrow agent shall promptly return to the subscribers their subscription funds remaining in the escrow account, together with their share of any income earned on the investment of the funds held in the escrow account. Each subscriber’s proportionate share of any escrow account earnings shall be that fraction: (i) the numerator of which is the dollar amount of such subscriber’s tendered subscription multiplied by the number of days between the acceptance of the investor’s subscription and the termination of the offering; and (ii) the denominator of which is the aggregate of all subscribers’ numerators, defined in (i).

We can give no assurance that subscription funds can or will be invested at the highest rate of return available or that any income will be realized from the investment of subscription funds. If all offering conditions are satisfied, and we withdraw the subscription funds from the escrow account, all earnings on such account shall belong to Pro Financial.

The Banker’s Bank [Georgia], by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of our securities.

Plan of Distribution and How to Subscribe

We may cancel this offering for any reason at any time prior to the release of subscription funds from the escrow account, and accepted subscriptions are subject to cancellation in the event that we elect to cancel the offering in its entirety.

Units will be marketed on a best-efforts basis exclusively through certain directors and executive officers of Pro Financial and ProBank, none of whom will receive any commissions or other form of remuneration based on the sale of our securities. In reliance on Rule 3a4-1(a)(4)(ii) of the Securities Exchange Act of 1934, Pro Financial believes that its officers and directors who are engaged in the sale of units will not be deemed to be brokers and/or dealers under the 34 Act.

In the event that the offering conditions have not been satisfied by June 30, 2007, we may engage an underwriter to sell units on a best-efforts basis and such underwriter would receive a commission based upon such sales. It is anticipated that commissions paid to an underwriter, if retained, will not exceed 7% of the $10..00 per unit sales price and that other expenses of such underwriting will not exceed an aggregate of $50,000. We do not, however, anticipate having to retain an underwriter in this offering. If we do engage an underwriter, we will be required to amend this prospectus to disclose the underwriter’s identity and the terms of its engagement, including the compensation to be paid by us. We will have to file a post-effective amendment with the Securities and Exchange Commission, and we will not be able to sell shares until the post-effective amendment has been declared effective.

As soon as practicable, but no more than 20 business days after receipt of a subscription, our subscription committee will accept or reject such subscription. Subscriptions not rejected within this 20 business day period shall be deemed accepted. Once a subscription is accepted, it cannot be withdrawn by the subscriber. Payment from any subscriber for units in excess of the amount of securities allocated to such subscriber, if any, will be refunded by mail, without interest, within 20 business days of the date of rejection. Certificates representing shares of common stock and warrants, duly authorized and fully paid, will be issued as soon as practicable after funds are released to us from the escrow account.

Subscriptions to purchase units can be made by completing the appropriate Stock Order Form enclosed with this prospectus and delivering one to our offices located at 536 North Monroe Street, Tallahassee, Florida 32301, or mailing one in the enclosed self-addressed envelope to P.O. Box 3696, Tallahassee, Fl 32315. Full payment of the purchase price must accompany any subscription. Failure to pay the full subscription price shall entitle us to reject the subscription. No Stock Order Form is binding until accepted by us. In our sole discretion, we may refuse to accept any subscription in whole or in part, for any reason whatsoever.

After a subscription is accepted, we may not cancel the subscription unless all accepted subscriptions are cancelled. All subscription amounts must be paid in United States currency by check, bank draft or money order payable to: The Bankers Bank [Georgia], Escrow Agent for Pro Financial Holdings, Inc. A subscription will only be accepted in writing by Pro Financial.

USE OF PROCEEDS

We intend to contribute at least $9,500,000 of the proceeds of the minimum offering in cash to ProBank, and retain the remainder of the net proceeds of the offering for general corporate purposes and for future contributions to ProBank..

In order to provide funds for the payment of initial organizational, pre-opening and other expenses, our organizers initially advanced $100,000 to Pro Financial. Pro Financial’s obligation to repay these advances has been extinguished in exchange for the issuance of 1,000 shares of redeemable preferred stock. The preferred stock is redeemable by Pro Financial for $100 per share at any time and does not mandate the payment of any dividend, but will have a distribution preference over common stock in the event of a dissolution of Pro Financial. A portion of the shares of preferred stock will be redeemed prior to the completion of this offering and the balance will be redeemed using a portion of the proceeds of the offering.

We have obtained a $325,000 unsecured loan from The Bankers Bank [Georgia], in order to purchase approximately 20.3% of the ownership interest in the limited liability company that owns our headquarters building. In addition, we have obtained an unsecured line of credit in the amount of $625,000 to fund our organizational costs. The loan and the line of credit are both guaranteed by each of our directors. As of the date of this prospectus we have drawn approximately $152,000 on this line of credit. The interest rate on both the unsecured loan and on the line of credit is one minus the New York prime rate from time-to-time.

A portion of the proceeds of the offering will be retained by Pro Financial for general corporate purposes and to fund any additional capital needs of ProBank. Since banks are regulated with respect to the ratio that their total assets may bear to their total capital, if ProBank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. We anticipate that the proceeds of the offering will be sufficient to support ProBank’s immediate capital needs and will seek, if necessary, long and short-term debt financing to support any additional needs; however, management can give no assurance that such financing will be available on terms acceptable to management.

The proceeds from the sale of units are estimated to be a minimum of $9,750,000 and a maximum of $15,000,000 before deducting any offering expenses.
The proceeds from this offering will be applied as follows:

	Minimum	Maximum
Gross Proceeds	$9,750,000	$15,000,000
Less Offering Expenses	(60,000)	(60,000)
Net Proceeds	$9,690,000	$14,940,000
Capitalization of ProBank	$9,500,000	$9,500,000
Repayment of The Bankers Bank [Georgia] loan	-	325,000
Redemption of Preferred Stock	100,000	100,000
Working Capital	90,000	5,015,000
Total	$9,750,000	$15,000,000

ProBank will apply its $9,500,000 capitalization as follows:

Investments(1)	$8,086,500
Pre-opening expenses(2)	487,500
Fixed Assets	350,000
Furniture, Fixtures and Equipment	476,000
Other Assets	100,000

Total	$9,500,000

(1)	Investments are expected to be in Federal Funds sold and U.S. Government and U.S. Agency securities:

(2)	Pre-opening expenses include, among other things, consultant fees, attorney fees, accounting fees, salaries and benefits, application fees, rent, and utilities.

After it opens, ProBank will liquidate investments on an as-needed basis to fund loans and for working capital.

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CAPITALIZATION

The following table sets forth the pro forma capitalization of Pro Financial, depending on the number of units sold in the offering, not counting any eventual exercise of warrants (total minimum of 975,000 units and maximum of 1,500,000 units):

	At December 31, 2006	Pro Forma Capitalization Based Upon Minimum Offering	Pro Forma Capitalization Based Upon Maximum Offering
Stockholders’ Equity’ Preferred Stock $0.01 par value per share $100 liquidation value per share 1,000, 0 and 0 shares outstanding, respectively(1)	$100,000	$0(2)	$0(2)
Common Stock $0.01 par value per share, 975,000, and 1,500,000 shares outstanding, respectively	-	9,750	15,000
Additional Paid-In Capital	-	9,680,250(3)	14,925,000(3)
Retained Earnings (Loss)	(237,112)	(237,112)	(237,112)
Total Stockholders’ Equity	$(137,112)	$9,452,888	$14,702,888
Book Value Per Common Share	$-	$9.70	$9.80

(1)	An additional 350 shares of preferred stock were issued to our directors, except for director Napier, in March, 2007.

(2)	All outstanding preferred stock will be redeemed prior to the close of the offering period or with a portion of the offering proceeds.

(3)	Taking into account $60,000 in estimated offering expenses.

DESCRIPTION OF PROPERTIES

Our main office will be located at 536 N. Monroe St. in an existing 20,000 sq. ft. building in Tallahassee, Florida known locally as the “Moon Jewelers Building.” The bank will initially lease 5,000 sq. ft. for a term of 5-years, of which 1,500 sq. ft. will be for lobby space and 3,500 sq. ft. will be for office quarters and back room operations. The location will have a full service lobby; walk up ATM in front of the building, and one drive-thru lane located in the rear of the building. The initial annual lease rate for this facility is $60,000 and we expect to incur an additional $180,000 in leasehold improvements in addition to the $22,100 already expended and an additional $280,000 to furnish the facility beyond the approximately $17,000 we have already spent. We have an option to renew the lease for another 5-year term. We also have the option to expand our operations into as much as 12,000 sq. ft. over the initial 5-year term, and the option to purchase the building during the third year for $2.9 million, during the fourth year for $3.2 million, and during the fifth year for $3.5 million.

We will open our first branch office at 1812 North Martin Luther King Blvd. shortly after the opening of the main office.. We will lease this location for 10 years with options to renew the lease for two additional 5-year periods. We do not have an option to buy this facility. This location includes a 1,377 sq. ft lobby and six drive-thru lanes. We will place a drive-up ATM in one of the six drive-thru lanes. The initial annual lease payment for this office is $46,345. We expect to incur an additional $135,000 in leasehold improvements in addition to the $15,000 we have already expended, and an additional $175,000 to furnish this office, in addition to the $39,000 already expended.

DIVIDEND POLICY

As Pro Financial and ProBank are both start-up operations, it will be the policy of both Boards of Directors to reinvest earnings for such period of time as is necessary to ensure our successful operations. There are no current plans to pay cash dividends, and future dividend policy will depend on ProBank’s earnings, capital requirements, financial condition and other factors considered relevant by the Boards of Directors.

ProBank will be restricted in its ability to pay dividends under Florida banking laws and by regulations of the Florida Office.. Pursuant to Section 658.37, Florida Statutes, a state bank may not pay dividends from its capital. All dividends must be paid out of current net profits then on hand plus retained net profits of the preceding two years, after deducting bad debts, depreciation and other worthless assets, and after making provision for reasonably anticipated future losses on loans and other assets. Payments of dividends out of net profits is further limited by Section 658.37, which prohibits a state bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred at least 20% of its net profits for the preceding year to its surplus (in the case of an annual dividend). Finally, a state bank may not declare a dividend which would cause the bank’s capital accounts to fall below the minimum amount required by law or banking regulations.

SUPERVISION AND REGULATION

General

As a registered bank holding company, we will be subject to an extensive body of state and federal banking laws and regulations, which impose specific requirements and restrictions on virtually all aspects of our operations. We are also affected by government monetary policy and by regulatory measures affecting the banking industry in general. These laws and regulations generally are intended to protect depositors and not shareholders.

The following is a brief summary of some of the statues, rules and regulations which affect our operations. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of Pro Financial and ProBank.

Pro Financial Holdings, Inc.

We intend to become a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, we will be required to file annual reports and other information with the Federal Reserve regarding our business operations and those of our subsidiaries. We will also be subject to the supervision of, and to periodic inspections by, the Federal Reserve.

The Bank Holding Company Act generally requires every bank holding company to obtain the prior approval of the Federal Reserve before:

●	acquiring all or substantially all of the assets of a bank;

●	acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank or bank holding company; or

●	merging or consolidating with another bank holding company.

The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations of the Federal Reserve, require certain steps be taken before a person or company acquires control of a bank holding company. Depending on the particular circumstances, either the Federal Reserve’s approval must be obtained, or notice must be furnished to the Federal Reserve and not disapproved, before any person or company acquires control of a bank holding company, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities, and either (i) the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934; or (ii) no other person owns a greater percentage of that class of securities immediately after the transaction.

Except as authorized by the Bank Holding Company Act and Federal Reserve regulations or orders, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include making or servicing loans and certain types of leases:

●	engaging in certain insurance and discount brokerage activities;

●	performing certain data processing services;

●
acting in certain circumstances as a fiduciary or investment or financial advisor; providing management consulting services; owning savings associations; and investing in corporations or projects designed primarily to promote community welfare.

In accordance with Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve’s policy, we may be required to provide financial support to ProBank when, absent such policy, we might not deem it advisable to provide such assistance.

Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity, or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary bank of the Bank holding company. Federal bank regulatory authorities also have the discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if an agency determines that divestiture may aid the depository institution’s financial condition.

The Sarbanes-Oxley Act of 2002 also imposes significant corporate governance standards on Pro Financial. The primary areas of such regulation concern Board oversight of the auditing process, certification of periodic securities reporting and transactions between officers or directors and Pro Financial..

ProBank (In Organization)

As a state-chartered bank, ProBank will be subject to the supervision and regulation of the Florida Office and the FDIC. ProBank’s deposits will be insured by the FDIC for a maximum of $100,000 per depositor. For this protection, ProBank may be required to pay a semi-annual statutory assessment and must comply with the rules and regulations of the FDIC. The assessment, if any, levied for deposit insurance will vary, depending on the capital position of ProBank, and other supervisory factors. Areas regulated and monitored by ProBank regulatory authorities include:

●	security devices and procedures;

●	adequacy of capitalization and loss reserves;

●	loans;

●	investments;

●	borrowings;

●	deposits;

●	mergers;

●	issuances of securities;

●	payment of dividends;

●	establishment of branches;

●	corporate reorganizations;

●	transactions with affiliates;

●	maintenance of books and records; and

●	adequacy of staff training to carry out safe lending and deposit gathering practices.

Capital Adequacy Requirements

Banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. Until a bank and its holding company’s assets reach $500 million, the capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a non-consolidated basis, unless the bank holding company is engaged in non-bank activities involving significant leverage, or it has a significant amount of outstanding debt held by the general public. The FDIC’s risk-based capital guidelines apply directly to insured state banks, regardless of whether they are subsidiaries of a bank holding company. These requirements establish minimum capital ratios in relation to assets, both on an aggregate basis as adjusted for credit risks and off-balance sheet exposures. The risk weights assigned to assets are based primarily on credit risks. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

Capital is then classified into two categories, Tier 1 and Tier 2. Tier 1 capital consists of common and qualifying preferred shareholders’ equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1 capital, and a limited amount of allowance for credit losses, up to a designated percentage of risk-weighted assets. Under the risk-based guidelines, banks must maintain a specified minimum ratio or “qualifying” capital to risk-weighted assets. At least 50% of a bank’s qualifying capital must be “core” or Tier 1 capital, and the balance may be “supplementary” or Tier 2 capital. In addition, the guidelines require banks to maintain a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions are required to maintain a Tier 1 leverage capital to assets ratio of 3%. All other institutions are required to maintain a Tier 1 leverage capital ratio of 4% or greater, based upon their particular circumstances and risk profiles.

Federal bank regulatory agencies have adopted regulations refining the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank’s financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank’s capital adequacy, the revised capital standards now explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank’s economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

Federal bank regulatory agencies possess broad powers to take prompt corrective action as deemed appropriate for an insured depository institution and its holding company, based on the institution’s capital levels. The extent of these powers depends upon whether the bank in question is considered “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized.” Generally, as a bank is deemed to be less than well-capitalized, the scope and severity of the agencies’ powers increase, ultimately permitting an agency to appoint a receiver for ProBank. Business activities may also be influenced by a bank’s capital classification. For instance, only a “well-capitalized” bank may accept brokered deposits without prior regulatory approval, and can engage in various expansion activities with prior notice, rather than prior regulatory approval. However, rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change the capital position of ProBank in a relatively short period of time. Failure to meet these capital requirements could subject ProBank to prompt corrective action regulations of the FDIC, which may include filing with the appropriate bank regulatory authorities a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, ProBank would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within an acceptable period of time.

Dividends

Our ability to pay cash dividends will depend almost entirely upon the amount of dividends that ProBank will be permitted to pay by statute or regulation. Additionally, Florida law provides that we may only pay dividends if the dividend payment would not render us insolvent, or unable to meet our obligations as they come due.

The Florida Office limits a bank’s ability to pay dividends. As a state-chartered bank, ProBank will be subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from ProBank’s capital under certain circumstances without the prior approval of the Florida Office and the FDIC. Except with the prior approval of the Florida Office, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, a state-chartered bank in Florida is required to transfer at least 20% of its net income to surplus until its surplus equals the amount of paid-in capital.

Other Laws

State usury and credit laws limit the amount of interest and various other charges collected or contracted by a bank on loans. Our loans will also be subject to federal laws applicable to credit transactions, such as the:

●	Federal Truth-In-Lending Act, which governs disclosures of credit terms to consumer borrowers;

●
Community Reinvestment Act, which requires financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low- and moderate-income borrowers;

●
Home Mortgage Disclosure Act, which requires financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

●	Equal Credit Opportunity Act, which prohibits discrimination on the basis of race, creed or other prohibitive factors in extending credit;

●
Real Estate Settlement Procedures Act, which requires lenders to disclose certain information regarding the nature and cost of real estate settlements, and prohibits certain lending practices, as well as limits escrow account amounts in real estate transactions;

●	Fair Credit Reporting Act, which governs the manner in which consumer debts may be collected by collection agencies; and

●	Fair Debt Collection Act, governing the manner in which consumer debts may be collected.

●	Rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Our operations will also be subject to the:

●
The privacy provisions of the Gramm-Leach-Bliley Act of 1999, which will require us to maintain privacy policies intended to safeguard consumer financial information, to disclose these policies to our customers, and allow customers to “opt out” of having their financial service providers disclose their confidential financial information to non-affiliated third parties, subject to certain exceptions;

●
Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial record; and

●
Electronic Funds Transfer Act and Regulation E, which govern automatic deposits to, and withdrawals from, deposit accounts and customers’ rights and liabilities arising from the use of debit cards, automated teller machines and other electronic banking services.

Interstate Banking and Branching

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. The Interstate Banking and Branching Efficiency Act also removed substantially all of the prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state, however, continues to be subject to applicable state branching laws. Under current Florida law, ProBank will be permitted to establish branch offices throughout Florida, with the prior approval of the Florida Office and the FDIC. In addition, with prior regulatory approval, we will be able to acquire existing banking operations in other states.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

Anti-Terrorism and Money Laundering Legislation

The Bank is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA PATRIOT Act”), the Bank Secrecy Act, and rules and regulations of the Office of Foreign Assets Control (the “OFAC”). These statutes and related rules and regulations impose requirements and limitations on specified financial transactions and account relationships, intended to guard against money laundering and terrorism financing. The Bank has established a customer identification program pursuant to Section 326 of the USA PATRIOT Act and the Bank Secrecy Act, and otherwise has implemented policies and procedures to comply with the foregoing rules.

Financial Modernization

The Gramm-Leach-Bliley Act of 1999 sought to achieve significant modernization of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a “financial services holding company.” We have no immediate plans to utilize the structural options created by the Gramm-Leach-Bliley Act, but we may develop such plans in the future.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating or doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

We are still in the development stage, and will remain in that state until the offering is completed. We have funded our start-up and organization costs through the proceeds from preferred stock which has been issued to our directors. We have entered into lease agreements for both of our proposed office locations on behalf of ProBank.

As of December 31, 2006, we have incurred an accumulated deficit of $237,112. These funds have been spent on salaries, equipment, legal and accounting fees, application fees and other operating expenses.

In our opinion the net proceeds of $9,690,000 from the minimum offering will satisfy our cash requirements for our first years of operation. It is not anticipated that we will find it necessary to raise additional funds to meet expenditures required to operate our business and ProBank’s business over the next 12 months. All anticipated material expenditures for such period have been identified and provided for out of the proceeds of this offering.

We have obtained a $325,000, unsecured loan from The Bankers Bank [Georgia], in order to purchase approximately 20.3% of the ownership interest in the limited liability company that owns our headquarters building. We have made this investment for two reasons: first, we believe that it is a good investment because ProBank, as an anchor tenant with the anticipated need for future expansion, will provide a stable, but increasing source of rental income; and second, certain directors had intended to make this investment individually, but our board of directors felt that it was more appropriate for Pro Financial to make the major portion of the available investment as a company so that any benefits of the investment would be shared by all of Pro Financial’s shareholders rather than a few individual directors.

We have also obtained a $625,000 line of credit from the Georgia Bankers Bank.. We have drawn on this line to fund additional organizational expenses, and will utilize this line to fund future expenses during the offering. We anticipate that this line of credit will provide us with the necessary liquidity to continue our organizational and pre-opening activities until we complete the offering.

We expect that several months will elapse between the sale of the units and the time the bank will be ready to begin operations. If all required approvals are received, we believe that we will be ready to open for business during the second quarter of 2007. There could, however, be delays in the capital raising process, in the completion of the remodeling of our facilities, or in other preparations needed for us to begin operations.. For that reason, we cannot accurately predict when we will open for business, and it could be several months beyond any projected opening date before we are able to begin operating. Delays would result in increases in organizing and pre-opening expenses.

BUSINESS OF PRO FINANCIAL

General

Pro Financial was incorporated under the laws of the State of Florida on March 29, 2006 for the purpose of organizing ProBank and purchasing 100% of the to-be-issued capital stock of ProBank. A copy of our Articles of Incorporation is included with this prospectus as Exhibit A. Pro Financial was formed by group of Tallahassee business and community leaders who believe that there is a significant demand for a locally-owned community bank. We filed our application with the Florida Office to charter ProBank on October 3, 2006 which was deemed compete on December 26, 2006. ProBank filed its application for deposit insurance with the FDIC on October 27, 2006 which was deemed complete on February 2, 2007.

We intend to file an application with the Federal Reserve to become a one-bank holding company when the FDIC approves our application. Pro Financial has been organized as a mechanism to enhance ProBank’s ability to serve our future customers’ requirements for financial services. The holding company structure will also provide flexibility for expansion of our banking business through the possible acquisition of other financial institutions and provision of additional banking-related services, which traditional commercial banks may not provide under present laws.

Under Federal Reserve regulations, Pro Financial is expected to be a source of financial strength to ProBank. During the first three years of operation, ProBank will be required to maintain an 8% capital to asset ratio. Beginning in the 4th year of operation, banking regulations will require that ProBank maintain a minimum ratio of capital to assets. In the event that ProBank’s growth is such that this minimum ratio is not maintained, Pro Financial may borrow funds, subject to the capital adequacy guidelines and other restrictions of the Federal Reserve, and contribute them to the capital of ProBank and otherwise raise capital in a manner which is unavailable to ProBank under existing banking regulations.

Pro Financial has no present plans to establish or to acquire any operating subsidiaries other than ProBank; however, it is possible that we may make future acquisitions of financial services companies in the event that ProBank becomes profitable and such acquisitions are deemed to be in our best interests. Such acquisitions would be subject to certain regulatory approvals and requirements.

BUSINESS OF PROBANK

General

ProBank anticipates that it will commence business operations in the second quarter of 2007. We plan to be a full-service commercial bank, but without trust powers. ProBank will offer a full range of interest bearing and non-interest bearing deposit accounts, along with, commercial loans, real estate loans, home equity loans and consumer installment loans. In addition, ProBank will provide such consumer products and services as U.S. Savings Bonds, cashiers checks, safe deposit boxes, bank by mail services, direct deposit and automatic teller services. We will offer these banking services seven days a week, and at hours we believe will meet the needs of our customers. In addition, we intend to maintain a courier service for our commercial customers.

The philosophy of ProBank’s management with respect to its initial operations will emphasize prompt and responsive personal service to members of the business and professional communities of Tallahassee, Florida and the surrounding areas, in order to attract customers and acquire market share now controlled by other financial institutions in our market area. Our prime locations and range of banking services, as well as our emphasis on personal attention and service, prior experience in the market area, prompt decision making and consistency in banking personnel, will be major tools in our efforts to capture such market share. In addition, our proposed officers have substantial banking experience, which will be an asset in providing both products and services designed to meet the needs of our customer base. Our directors are active members of the business community in Tallahassee and their continued active community involvement will provide an opportunity to promote ProBank and its products and services. We intend to utilize effective advertising and one-on-one selling efforts in order to build a distinct institutional image of ProBank and to capture a customer base.

Market Area and Competition

The primary service area of the proposed Bank has been experiencing steady growth in both jobs and banking deposits in recent years. Tallahassee is Florida’s capital city and is the primary residential and commercial center located in the central part of Leon County, Florida. As the state capital with two major universities, Tallahassee provides residents and businesses with a solid economy while enjoying a comparatively low unemployment. Tallahassee’s busiest months occur in March and April, when the Legislature is in session and the college students are finishing up their spring semester.

In the last couple of years, Tallahassee’s downtown area has seen resurgence. The Tallahassee Downtown Improvement Authority and the City of Tallahassee have been implementing a redevelopment strategy to encourage the retail sector to invest in the downtown area. Public infrastructure and civic amenities, development incentives, and other techniques have produced an atmosphere that is investor and user-friendly, fostering the area’s surge in development. According to local market experts, new residential growth is occurring throughout the downtown area largely in the form of high-rise condominiums.

In 2006, ESRI Business Solutions reports that 172,989 people resided within our primary service area. From 2006 to 2011, the primary service area’s population is expected to grow 1.53% per year or increase by 13,672 residents, reaching 186,661 residents in 2011. In comparison, Leon County is growing at a faster rate than the primary service area. In 2006, Leon County’s population totaled 264,231. From 2006 to 2011, the county’s population is projected to grow 1.77% per year for a total gain of 24,272 residents. State-wide the growth rate is 2.4% per year.

The Tallahassee area has experienced tremendous residential growth in the past few years. In recent years, residential growth, mainly in the form of the high-rise condo market has out paced the commercial/retail market. Although the commercial/retail market is lagging, the tremendous amount of residential growth has definitely set the stage for an immediate need from the retail sector.

Information provided by the Tallahassee Downtown Improvement Authority reveals three mixed residential/commercial projects underway in the city. In total, these developments alone comprise at least 405 residential units and 40,000 square feet of mixed use commercial/ retail space. The proposed bank will be strategically located on a high traffic corridor with offices near the Tallahassee downtown area. These locations will have exposure to high traffic volumes from residents and retail shoppers at these three mixed use developments, as well as the already established and future retail and local entertainment venues.

Median age data reflects the slightly youthful nature of the Tallahassee market. The 2006 median age for the Tallahassee area (27.7) is much younger than that of Florida (40.5), and only slightly younger than that of Leon County as a whole (30.6). This trend in youthful nature is driven primarily by the fact that Tallahassee is a college town. Examination of the income distribution for the proposed bank’s market area reveals that 11% of consumers living in the Tallahassee area enjoy household income of $100,000 or more. Another 25% enjoy household incomes between $50,000 and $100,000. An additional 28% of Leon County households have incomes between $25,000 and $50,000. The Leon County market has a high proportion of white collar professionals. Close to three quarters of Leon County employees work in a white collar job (73.1%). A little more than a tenth (11.2%) Leon County employees work in a blue collar occupation.

Leon County enjoys a moderately low unemployment rate, which has fluctuated slightly since 2003. As of 2005, the unemployment rate for Leon County was only 3.3%, lower than the national average of 5.2%. The presence of the state government and the universities contribute to this stable employment condition and low unemployment rate. The drop in unemployment for the county corresponds with the decrease in unemployment for the state as a whole. The State government is the largest employer in Leon County employing a total of 23,137 people. The second largest employer in Leon County is Florida State University with 11,253 employees, while the combined employment in the local public school system and the City of Tallahassee totals 9,307.

TOP EMPLOYERS
LEON COUNTY

EMPLOYER	# OF EMPLOYEES
State government	23,137
Florida State University	11,253
Leon County Schools	5,374
City Of Tallahassee	3,933
Tallahassee Memorial HealthCare	3,641
Florida A&M University	2,958
Leon County	1,645
Publix Super Markets	1,450
Terminal Services Co.	1,000
Tallahassee Community College	838

In 2006, half of Leon County’s residents (50%) worked in the services sector of the economy. Public administration ranks as the second largest employment segment, accounting for almost 20% of the County’s total employment.

EMPLOYED POPULATION BY INDUSTRY

INDUSTRY	% OF POPULATION LEON COUNTY
Services	50.0
Public Administration	19.7
Retail Trade	11.2
Finance/Insurance/Real Estate	5.5
Transportation/Utilities	2.1
Manufacturing	1.8
Wholesale Trade	1.5
Agriculture/Mining	0.3

Financial institutions primarily compete with one another for deposits. In turn, a bank’s deposit base directly affect such bank’s loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts and the availability of unique financial services products. We will be competing with financial institutions which have much greater financial resources than us, and which may be able to offer more services, unique services and possibly better terms to their customers. We, however, believe that we will be able to attract sufficient deposits to enable us to compete effectively with other area financial institutions.

We will be in competition with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been targeting traditional banking markets. Due to the growth of the Tallahassee area, it can be anticipated that additional competition will continue from new entrants to the market.

As of June 2005 (the most recent data available), there were 27 financial institutions with 78 branches located within five miles of the proposed bank’s location on North Monroe Street. Deposits among all institutions serving the market as of June 30, 2005 totaled $4.3 billion, up from $4.27 billion in 2004. From 2000 to 2005, deposits increased by $1.8 billion; a compound annual growth rate of 11.4%. The average branch size within the PSA was over $55 million, indicating sufficient room in the market for a new entrant to establish a profitable operation.
Capital City Bank and Bank of America lead the market with 14.6% and 13.9% market share, respectively. Both financial institutions operate several branches within the target area. Eleven branches have been added to the Tallahassee market over the past two years, including the first Regions Bank branch in Tallahassee. This reveals an attractive and increasingly competitive market.

We will offer a full range of interest bearing and non-interest bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement and Keogh accounts, regular interest bearing savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits will be residents, businesses and employees of businesses within our market area, obtained through the personal solicitation of our officers and directors, direct mail solicitation and advertisements published in the local media. We intend to pay competitive interest rates on time and savings deposits. In addition, we will implement a service charge fee schedule competitive with other financial institutions in our market area covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts and returned check charges.

Loan Portfolio

General - We consider the maintenance of a well-underwritten and diversified loan portfolio a prudent and profitable method of employing funds raised through deposits. ProBank’s objective will be to maintain a high quality, diversified credit portfolio consisting of commercial, consumer and mortgage loans. ProBank will originate a minimal amount of subprime and speculative type loans due to the high risk involved in these types of loans. Additionally, we anticipate lower than normal loan-to-value ratios within the loan portfolio due to the wealth and higher annual incomes of Tallahassee residents.

We intend to offer loan products and programs that will be responsive to the business community’s financial requirements. Our borrowers will generally be located within ProBank’s primary trade area, the city of Tallahassee. Our secondary trade area is defined as the remainder of Leon County along with the adjacent Florida counties of Gadsden, Jefferson, and Wakulla.

ProBank’s Board of Directors will establish a loan policy which will provide ProBank’s lenders with the discretion necessary to accomplish our lending objectives, while assuring compliance with banking regulations. ProBank Board’s Loan Committee will be responsible for ensuring the soundness of ProBank’s credit policy, adherence to lending policies and compliance with applicable laws, rules and regulations. To fulfill these responsibilities, the Loan Committee will review the adequacy of ProBank’s credit policy on at least an annual basis, review all large loans and monitor the performance of the loan portfolio on an ongoing basis.

ProBank will maintain a loan loss reserve sufficient in management’s opinion to protect ProBank against anticipated and unanticipated losses and management will review the reserve’s adequacy at least quarterly with ProBank’s Board of Directors.

Commercial Loans - We intend to provide commercial loans to the business community to provide funds for such purposes as financing business equipment and commercial real estate. Our emphasis will be on loans secured by commercial real estate, rather than riskier receivables or business inventory loans. Risks of these types of loans include the general business conditions of the local economy and borrowers’ ability to conduct their businesses to generate sufficient profits to repay their loans under the agreed upon terms and conditions. Personal guarantees may be obtained from the principals of business borrowers and third parties to support the borrowers’ ability to service the debt and reduce the risk of non-payment.

Commercial loans may be either short term (one year or less) or intermediate term in nature and may be secured, unsecured or partially secured.. Maturities will be structured in relation to the economic purpose of the loan, conforming to the anticipated source of repayment. Interest rates are expected to be originated on a floating rate basis. It is anticipated that loans will be made tied to prime rate. The basis upon which we will set rates over prime will be based upon the risk of the proposed loan. We will attempt to place floors and pre-payment penalties whenever possible. In addition, we will attempt to originate fee income on each loan closed through ProBank.

Term loans are those having an anticipated final maturity of more than one year from the initial funding date. Generally, loans extending more than two years will be made pursuant to formal written loan agreements between the borrower and ProBank.. Amortization schedules on term loans secured by collateral other than real estate will typically reflect a complete payout within seven years of the funding date. Loans secured by commercial real estate will generally be amortized over 20 years, with five to seven year maturities.

Demand notes may be utilized in connection with certain secured commercial loan transactions where the nature of the transactions suggest that such structure is clearly preferable; however, time notes will be utilized as a matter of routine.

The following types of credit may be considered by ProBank, subject to adequate available resources to monitor and service such credit:

•	real estate development loans secured by a first lien on the property where ProBank is also providing construction and/or permanent financing;

•	term loans secured by machinery and equipment (terms of such loans will be consistent with the purpose, cash flow capacity, and economic life of collateral); and

•
credit lines for short term working capital requirements. All credit lines will be subject to review at least annually and will generally carry a requirement for a minimum 30 consecutive day annual out-of-debt period.

Mortgage Loans - We will offer mortgage loan programs to provide financing primarily for the acquisition or construction of single-family, owner-occupied primary residences. All loans will be structured with an amortization schedule not exceeding 30 years. These loans will be maintained in our loan portfolio and also sold in the secondary market, in order to generate fee income.

Normally, the loan to value ratio of each conventional mortgage will not exceed 80%. However, ProBank will participate with private mortgage insurance companies for the purpose of providing loans with a loan to value ratio of up to 95%. The risk of these loans include our ability to sell the loans to national investors, the frequency of interest rate changes, the financial stability of borrowers and the ability to liquidate foreclosed upon real estate to produce sufficient revenue to prevent a loss.

ProBank will participate in community mortgage programs which are established for the benefit of residents of low to moderate income neighborhoods within ProBank’s trade areas.

Consumer Loans - Consumer loans will be provided to individuals for household, family and personal expenditures. Consumer loans generally involve more risk than mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. This risk is due to the potential for damage to the collateral or other loss of value, and the fact that any remaining deficiency often does not warrant further collection efforts, In addition, consumer loan performance depends on the borrower’s continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Generally, consumer loans will have a maturity of not longer than six years. The primary type of consumer lending will be for the financing of boats and automobiles, pre-approved liens of credit, home improvements and education. ProBank’s loan policy will provide a specific guideline for the required terms and credit criteria. We expect to make loans secured by second mortgages on real estate and other collateral, as well as making unsecured loans.

During our first three years of operation, we intend to attempt to structure our loan portfolio as follows:

Type of Loan	% of Total Loan Portfolio
Real Estate Construction	9% - 11%
Real Estate Finance	55% - 58%
Commercial	13% - 16%
Personal	17% - 18%

Deposit Generation.

We will compete aggressively for deposits in the Tallahassee market. Among our product offerings will be online business banking, checking accounts, cash management services, safe deposit boxes, travelers’ checks, direct deposit of payroll and social security checks, wire transfers, telephone banking and automatic drafts. We believe these accounts and products are profitable when considering the entire potential customer relationship, which may include other deposit accounts, loans, and sources of fee income.

We plan to offer certificate of deposit promotions designed to attract customers that we intend to cross-sell other services, including loan products. Our goal is to attract customers who will become permanent customers due to more responsive, more personalized, and faster service. We will also seek to garner as much zero interest or low cost deposits as possible.

We will offer a tiered money market/savings product whereby ProBank will pay higher rates on higher deposit balances. We believe this deposit vehicle will allow ProBank to compete with money market mutual funds.

We also intend to focus on relationship banking. Typically, customers are more profitable as the number of services they utilize increases and that the balance in each individual account increases as the total number of accounts increase.

Investments

At the commencement of our first year of operation, management of ProBank anticipates that investment securities will comprise a substantial portion of ProBank’s assets. Initially, we intend to invest primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States and obligations of agencies of the United States. In addition, we will enter into Federal Funds transactions with our principal correspondent banks and anticipate that we will primarily act as a net seller of such funds. The sale of Federal Funds will amount to a short-term loan from us to another bank, usually overnight.

Asset/Liability Management

It will be our objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash management, loan, investment, borrowing and capital policies. Designated bank officers will be responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. We will seek to invest the largest portion of our assets in commercial, consumer and real estate loans.

Our asset/liability mix will generally be monitored on a daily basis with a quarterly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to ProBank’s Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on our earnings.

Correspondent Banking

Correspondent banking involve the providing of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. ProBank will be required to purchase correspondent services offered by larger banks, including check collections, purchase and sale of Federal Funds, securities safekeeping, investment services, coin and currency supplies, over-line and liquidity loan participations and sales of loans to or participations with correspondent banks.

We anticipate that ProBank will sell loan participations to correspondent banks with respect to loans that exceed our lending limit. As compensation for services provided by a correspondent, we may maintain certain balances with such correspondents in non-interest bearing accounts.

Data Processing

We intend to sign a data processing servicing agreement with an outside service bureau. It is expected that this servicing agreement will provide for ProBank to receive a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment loan processing, payroll, central information file and ATM processing.

Employees

Our successful operation will depend to a great extent on the skill, performance and integrity of our management team and employees. In addition to our two current executive officers, we expect that we will employ approximately 21 other full-time officers and employees at the time we begin operations. These employees are expected to be hired in phases prior to our projected opening date. Of these employees there will be, 2 branch managers, 2 lenders, 6 tellers 2 customer service officers, 7 deposit and loan operations personnel, and 2 administrative personnel.

We intend to provide salaries which are competitive in our market area for employees with comparable experience. We also intend to offer customary benefits to our officers and employees. ProBank’s Board of Directors will make all decisions regarding the salaries, benefit plans and compensation programs to be provided from time to time to officers and employees of the bank.

Effect of Governmental Monetary Policies

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

MANAGEMENT AND STOCK OWNERSHIP

Our organizing directors are listed below. In addition, B. Bryan Robinson has been proposed as ProBank’s President and Chief Executive Officer and he currently serves as Pro Financial’s President and Chief Executive Officer. These individuals, as a group, intend to subscribe for 270,500 units in the offering, which will equal 27.7% of the 975,000 minimum units required to be sold in order to release funds from the escrow account.

All initial directors’ terms shall expire at the first meeting of shareholders at which directors are elected. In the case of ProBank, it is expected that such a meeting will be held shortly before ProBank opens for business. In the case of Pro Financial, such a meeting will likely occur in April of 2008. Pro Financial’s and the Bank’s executive officers are appointed by the respective Boards of Directors and hold office at the will of the Boards. Any holding company director may be removed, with or without cause, at any regular or special meeting of shareholders called for that purpose by the vote of at least a majority of the outstanding shares of holding company’s common stock. In addition, any director may be removed from office for cause, as defined in the holding company’s Articles of Incorporation, by a majority of the holding company’s disinterested directors.

The following is a brief summary of our directors’ and executive officers’ business, professional and civic experience.

Kathleen B. Atkins-Gunter. Mrs.. Atkins-Gunter is 63 years old, and lives in Tallahassee with her husband Bill Gunter. She has been President of Atkins Management & Consulting, Inc., Tallahassee, Florida since 1998.. She is currently President of Two Blondes Liquors & Gifts, L.L.C., Panacea, Florida; and is a Contract Consultant to Rogers, Gunter, Vaughn Insurance, Inc., Tallahassee, Florida. Prior to forming Atkins Management & Consulting in 1998, she served as the Senior Vice President & Chief Operating Officer of Gulf Atlantic Insurance Company, Gulf Premium Finance Company, and Gulf Atlantic Insurance Services, Inc., all of Tallahassee, Florida. From 1970 to 1991 she was employed by Rogers-Atkins Insurance, Inc. serving as Executive Vice President of Operations. She served on the Board of Directors of First Bank of Tallahassee from 1995 to 1999 where she served a term as Vice Chairman of the Board. She has also served on the SouthTrust Bank Regional Advisory Board in Tallahassee. She currently serves as an officer, director or member of a number of local and statewide organizations, including The Governor’s Club Board of Directors; the Florida State University Seminole Boosters Board of Directors; the Tallahassee Memorial Hospital Foundation Board of Directors; the Wakulla County Chamber of Commerce Board of Directors and the Florida Association of Insurance Agents.

Edward W. Dougherty, Jr. Mr. Dougherty is 50 years old, and lives in Tallahassee with his wife and three children. Since 1992, he has been a shareholder in the Igler & Dougherty law firm located in Tallahassee, Florida. He has represented financial institutions in complex financial transactions and regulatory matters and in the litigation of those issues arising out of those complex transactions and matters in court and in the administrative forum. He graduated from the University of Notre Dame with a Bachelor of Arts degree in 1978 and from Florida State University College of Law with a Juris Doctor degree (with honors) in 1981. He has practiced law in Tallahassee since being admitted to the Florida Bar in 1982.

Javier I. Escobar, II, M.D. Dr. Escobar, is 38 years old, and lives in Tallahassee with his wife and 3 children. He has been the Medical Director of the Bixler Emergency Center, Emergency Medical Services and the Chest Pain Center, all at Tallahassee Memorial Hospital since 2003. Prior that he was an attending physician at the Bixler Emergency Center at the Tallahassee Memorial Hospital from 1999 to 2003. He is a Clinical Assistant Professor at the Florida State University College of Medicine, the Medical Director of LifeNet Air Ambulance, and the Medical Director for the Professional Service Educators in Tallahassee. He currently serves on several medical boards and committees in Tallahassee and surrounding areas. He graduated from The University of California at Los Angeles in 1991 with a B.S. degree and from the University of Connecticut School of Medicine in 1995. He interned and completed his residency in Emergency Medicine at the University of Florida Shands/Jacksonville, Florida.

 Michael W. Forsthoefel, M.D. Dr. Forsthoefel is 52 years old, and lives in Tallahassee with his wife Jana Forsthoefel, M.D. and their eight children. He currently practices Internal Medicine with Southern Medical Group, P.A. where he has been a shareholder since 1983. He is a Clinical Assistant Professor at the Florida State University College of Medicine, where he received the Class of 2006 Outstanding Clinical Professor Award. He is a member of the Tallahassee Memorial HealthCare Board of Directors, is currently the Chairman of the Board, and is a member of the Board’s Executive Committee. He graduated from the University of Louisville in 1975 with Highest Distinction with a Bachelor of Arts in Chemistry. He received his Doctorate of Medicine, and his Master’s of Science in Biochemistry from the University of Louisville, School of Medicine in 1979. He completed his residency in Internal Medicine at the VA Medical Center, Emory University Affiliated Hospitals in Atlanta, Georgia in 1982. He received his Diplomat, Internal Medicine from the American Board of Internal Medicine in 1982, and added Qualifications in Geriatric Medicine in 2000. He has been a member of the Rotary Club of Tallahassee since 1986, where he has co-chaired the Rotary Ethics and Business Award committee for the last seven years since its inception. He has also served on several boards and committees in the Tallahassee medical community.

Roger K. Hobbs. Mr. Hobbs is 38 years old and has lived in Tallahassee since 1993 with his wife Denise and son Trevor. He has served as President & COO of The Twin Action Group since moving to Tallahassee in 1993. Twin Action owns the Cabot Lodge at Thomasville Road and a large amount of commercial and residential property in Northeast Tallahassee. He also is the President and Owner of RK Development of Tallahassee, Inc. who has and continues to play a major role in the final developments of Killearn Lakes and Golden Eagle. He is a co-owner of Twin Action Realty, Inc., a Tallahassee area real estate brokerage firm. He is a current member of the Board of Directors of Seminole Boosters, Inc., and graduated from The University of Utah with a B.S. Degree in Economics in 1991.

Allen R. Moayad. Mr. Moayad is 44 years old and was born in Tehran, Iran. He lives in Tallahassee with his wife Patricia and their two children. Mr. Moayad left Iran when he was 12 years old to study in England. After attending boarding schools in England and graduating from Shiplake College Henley-On Thames, he came to the United States in 1981 to visit family, and decided to stay in Tallahassee to continue his education. He graduated from Tallahassee Community College with an AA degree in 1983 and from Florida State University in 1985 with a BS degree in communications. He graduated from the Thomas M. Cooley Law School, in 1989 with a Juris Doctor degree and was admitted to the Florida Bar in 1990. Mr. Moayad practiced law full time in Tallahassee from 1990 until 2002, when he elected to take sabbatical and attend to family and other personal business, which includes both real estate investments and international trading activities in the middle east. In September 2005 he formed the Genesis International Group, LLC of which he currently serves as President. He has maintained an “of counsel” relationship with the law firm of Igler & Dougherty, P.A. since June 2006.

Thomas E. Napier. Mr. Napier is 72 years old, and lives in Tallahassee with his wife Juanita. Mr. Napier is retired from the Clerk of the Courts of Leon County, where he worked from February 1993 to June 2000.. He has served as a member of the Board of Directors of Sunshine State Credit Union from 1990 to 2005 where he has served both as Secretary for three years and Chairman of the Board for nine years. He has also served as Chairman of the Quality Assurance Committee for the Board. In 1999 he was elected as a Director-at-Large to serve on the Board of Directors of the Florida Credit Union League for a three-year term He has also served as the President of the Tallahassee Chapter of Credit Unions for two three year terms.

B. Bryan Robinson. Mr. Robinson is 51 years old, and lives in Tallahassee with his youngest son Brody. Mr. Robinson has served in various positions in the financial institution field for 26 years, most recently as Senior Vice President and Chief Financial Officer of First Capital Bank in Marianna, Florida from 2005 to 2006.. Prior to that he served as Executive Vice President and Chief Financial Officer of Premier Bank in Tallahassee, Florida from 1995 to 2005. He currently serves as the President and Chief Executive Officer of Pro Financial Holdings, Inc. and is the proposed President and Chief Executive Officer of ProBank (in organization). He graduated from Florida State University in 1978 with a Bachelor of Science degree with a major in Accounting and a minor in Finance. He also received his Masters Degree in Banking from the LSU Masters School of Banking in November 2004. He has been a past member and director of the Tallahassee Lions Club.

Peter S. Rosen. Mr. Rosen is 38 years old and has lived in Tallahassee since 1986. He has owned and operated the Benchmark Construction company since 1989. During that time the company has built more than 100 homes ranging in price from $100,000 to $1.5 Million, as well as built and or renovated over 1,000,000 sq. ft. of commercial office space. He formed Cornerstone Realty in 1994 and currently serves as President and Broker of the company. He is currently the owner and developer of nine Tallahassee apartment and/or shopping center properties with a total value in excess of $75 Million. He is a Florida Certified Building Contractor and a Licensed Florida Real Estate Broker. He graduated from Florida State University in 1990 with a Bachelor of Science degree with a major in Real Estate and Business Administration and a minor in Finance.

James S. Sauls. Mr. Sauls is 38 years old and lives in Tallahassee with his wife Shannon and their two children. Mr. Sauls is a native of Tallahassee. He has served as the President of Benchmark Asset Management, Inc., d.b.a. Benchmark Property Management, LLC since July 2003. He previously served as a Managing Member of Benchmark Property Management, LLC from May 1999 to July 2003. He served as Vice-President and Chief Operating Officer of Coastal Property Services, Inc. in Tallahassee from 1990 to 1998. He is currently the Managing Member of SHS Maintenance, LLC, SHS Realty, LLC, and SHS Management, LLC. The main purpose of these companies is the operation of multi-family housing and real estate sales in Tallahassee, Florida. In addition, he is an owner and developer of several multi-family and other real estate projects located in the Tallahassee area. He graduated from Florida State University in 1994 with a B.S. degree in Accounting. He is a Florida Real Estate Broker, and he received his Community Association Managers License from the Florida Department of Professional Regulation in 2005.

Josh R. Simmons, M.D. Dr. Simmons is 32 years old, and lives in Tallahassee, where he was born, with his wife Dr. Kate Simmons, M.D. He has been employed by Bixler Emergency Center as an Emergency Medicine Physician at Tallahassee Memorial Hospital since 2004, following the completion of his residency in Emergency Medicine at the Carolinas Medical Center. He also serves as a Clinical Professor of Emergency Medicine at the Florida State University College of Medicine. He graduated from Stanford University with a B.S. Degree in 1997 and the University of Virginia School of Medicine in 2001.

M. Steven Turner. Mr. Turner is 65 years old, and lives with his wife in Tallahassee. He is the Managing Partner in the Tallahassee office of Broad and Cassel and has served on the Firm’s Executive Committee for 19 years. He is the Chairperson of the Firm’s Appellate Practice Group and a member of the Governmental Relations Practice Group. Before entering private practice, Mr. Turner served as a federal district court law clerk, an Air Force JAG officer, a Florida Special Assistant Attorney General, and an agency general counsel. Since entering private practice in 1972, Mr. Turner has served as trial and appellate counsel in a broad range of matters, including class actions and cases involving federal, state, and local governments. Mr. Turner is experienced in state and federal court trials, administrative proceedings, and commercial arbitrations, and is a Master of the Bench member of the Stafford American Inns of Court. Mr. Turner has made numerous appearances before the Florida Supreme Court, Florida’s District Courts of Appeal, and the Eleventh Circuit U.S. Court of Appeals. He graduated from Duke University, in Durham, North Carolina, in 1963 with a B.A. degree and from the University of Florida College of Law in Gainesville, Florida in 1965 with a Doctor of Jurisprudence.

Arthur P. Wimberley, Jr. Mr. Wimberley is 55 years old and is a lifelong resident of Tallahassee, where he lives with his wife. He also raised his three grown children in Tallahassee. Mr. Wimberley is a retired banker who spent almost 30 years in the banking business in Tallahassee. Since his retirement in 2000, Mr. Wimberley has been self-employed as a landlord and real estate manager. He has been a partner of Hillside Apartments of Tallahassee, LLC, an apartment complex located in Tallahassee, since 2002. He is also a managing member of Starling Properties and Development, LLC, a property rental and real estate development company located in Tallahassee, since 1999. Most all of Mr. Wimberley’s banking experience has been in the lending area. His most recent banking experience was as the Executive Vice President in Lending for Guaranty National Bank in Tallahassee from 1997 to 2000. He was also the Senior Vice President of Lending at SunTrust Bank in Tallahassee where he was employed from 1984 to 1997. His other banking experience includes serving as Vice President in Lending from 1974 to 1984 at First Florida Bank in Tallahassee.

The directors and executive officers of Pro Financial and ProBank intend to purchase the number of shares and warrants set forth in the following table, which also specifies the percentage of common stock to be owned by these individuals after completion of the offering.

Name	Position with the Holding Company	Position with the Bank	Number Of Shares	Right To Acquire(1)	Percent of Minimum(2)	Percent of Maximum(3)
Kathleen B. Atkins-Gunter	Director	Director	10,000	10,000	2.03	1.32
Edward W. Dougherty, Jr.	Director	Director	20,000	20,000	4..02	2..63
Javier I. Escobar, II, M.D.	Director	Director	30,000	30,000	5.97	3.92
Michael W. Forsthoefel, M.D.	Director	Director	25,000	25,000	5.00	3.28

Roger K. Hobbs	Co-Chairman & Director	Co-Chairman & Director	25,000	25,000	5.00	3.28
Allen R. Moayad	Director	Director	25,000	25,000	5.00	3.28
Thomas E. Napier	Director	Director	–	–	–	–
B. Bryan Robinson	Director & CEO	Director & CEO	10,000	10,000	2.03	1.32
Peter S. Rosen	Co-Chairman Director	Co-Chairman Director	53,500	53,500	10..40	6..89
James S. Sauls	Director	Director	35,000	35,000	6.93	4.56
Josh R. Simmons, M.D.	Director	Director	15,000	15,000	3.03	1..98
M. Steven Turner	Director	Director	20,000	20,000	4.02	2.63
Arthur P. Wimberley, Jr.			2,000	2,000	0.41	0.27
Total (13 people)			270,500	270,500	43..44	30..56

(1)	Warrants issued in the offering.

(2)	Based on 975,000 shares outstanding and only the listed beneficial owner exercising his or her warrants.

(3)	Based on 1,500,000 shares outstanding and only the listed beneficial owner exercising his or her warrants.

While there can be no assurance that the directors will exercise their warrants, it can be assumed that most or all will exercise such rights and will, therefore, acquire additional common stock during the three-year period following the date ProBank opens for business.

All of our organizational expenses have been financed by the issuance of 100 shares of preferred stock and by draws on our line of credit. Each of the directors listed in the above table, except for directors Atkins-Gunter, Napier, and Wimberley purchased 10 shares of the preferred stock. In the event that the requisite approvals are obtained, a portion of the proceeds will be used to redeem the preferred stock.

DIRECTOR COMPENSATION

We will not pay our directors or our Bank directors any fees for their service on the Board or Board committees, until we have achieved at least two consecutive quarters of profitable operations. Neither Board has determined the amount of any such fees, but we do not expect such fees to exceed the level of fees typically paid to directors of banks or companies of sizes, profitability or locations similar to ours.

We will also not grant any stock options to any of our directors or to our Bank directors until ProBank has opened. Any grant of options will not be effective until the Board adopts a written stock option plan and that plan is approved by the shareholders.

EXECUTIVE COMPENSATION

On June 5, 2006, we entered into a consulting agreement with Mr. Robinson and began paying him a consulting fee of $7,500 per month. In addition, we are reimbursing him $1,236 per month for Cobra health insurance coverage and paying him a $300 per month car allowance. Under the agreement Mr. Robinson has agreed to devote all of his working time, attention, skill, and best efforts to accomplish the formation and establishment of ProBank as a Florida state chartered commercial bank. In addition, he is to serve as the President and Chief Executive Officer of Pro Financial. The agreement provides that once the bank opens and we have adopted a stock option plan, we will grant him an option to purchase 25,000 shares of our stock at $10.00 per share. The option will vest over a three-year period and will expire 10 years from the date of grant. The option grant will be subject to shareholder approval of an Employee stock option plan.

Neither Pro Financial nor ProBank currently has any formal employment contracts with our executive officers or other employees. After ProBank opens, the bank intends to enter into an employment agreement with Mr. Robinson. The Agreement will provide for an initial one-year term, to be renewed annually for one-year extensions, unless either party notifies the other as of a certain date of its intent not to extend the agreement. The agreement will also provide that Mr. Robinson shall serve as President and Chief Executive Officer of the Bank at a base salary of $125,000 per year. The base salary will be adjusted from time to time based upon the board of directors’ evaluation of Mr. Robinson’s performance. In addition, Mr. Robinson will be eligible to receive a discretionary performance bonus. The bonus will be based on ProBank’s achievement of budget goals and profitability. Mr. Robinson will also receive a monthly car allowance of $500, and will be reimbursed for reasonable business expenses incurred in connection with the performance of his duties. He will also be eligible to participate in any employee medical and healthcare benefit plans the bank makes available to all of its employees and the bank will pay the premiums for such plans for he and his family.

We also expect to enter into employment agreements with our senior loan officer and our vice president and commercial loan officer at the same time. The terms of the employment agreements will be similar to those of other bank executive officers of similar institutions.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	All Other Compensation	Total
B. Bryan Robinson President/CEO	2006	$51,192	-	$5,586(1)	$56,778

(1)	Includes, health insurance reimbursements of $4,086 and car allowance payments of $1,500.

Stock Option Plans

General. At this time, Pro Financial has not adopted any stock based compensation programs for any of its executive officers or other employees. Any grant of options will not be effective until the Board has adopted a written stock option plan and the plan is approved by a majority vote of our shareholders.

We expect to adopt an Employee Stock Option Plan and may adopt a Directors Stock Option Plan that will provide us with the flexibility to grant the stock options described in this section of the prospectus to our key employees, officers, and non-employee directors in order to advance the interests of our company and our shareholders, and to encourage them to remain in our employ or service, as well as that of ProBank. Under the proposed stock option plans, options to purchase up to 15% of the shares sold in the offering may be issued. No awards or grants under the plan will be made prior to the completion of this offering.

Administration.  It is expected that the Compensation Committee of our board of directors will administer the plans when adopted. The committee will have the authority to grant awards under the plans, to determine the terms of each award, to interpret the provisions of the plans and to make all other determinations that they may deem necessary or advisable to administer the plans.

The plans would permit the committee to grant stock options to eligible persons. Accordingly, the committee would determine, within the limits of the plan, the number of shares of our common stock subject to an option, to whom an option is granted and the exercise price and forfeiture or termination provisions of each option. A holder of a stock option granted under the plans generally would not be able to transfer the option during his or her lifetime.

Option Terms.  The plans would provide for incentive stock options and non-qualified stock options, however only our employees could receive incentive stock options. The committee would determine whether an option was an incentive stock option or a non-qualified stock option when it granted the option, and the option would be evidenced by an agreement describing the material terms of the option.

The committee will determine the exercise price of an option. Under the plans the exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of the grant, or $10.00 whichever is greater, or less than 110% of the fair market value, or $10.00 whichever is greater, if the participant owns more than 10% of our outstanding common stock. The exercise price of non-qualified stock options would not be less than the fair market value of our common stock on the date of the grant, or $10.00 whichever is greater

The committee would also determine the term of an option. Under the plans the term of an incentive stock option or non-qualified stock option may not exceed ten years from the date of grant. Subject to any further limitations in the applicable agreement, if a participant's employment terminates, an incentive stock option will terminate and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year will be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of our common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient.. If incentive stock options covering more than $100,000 worth of our common stock first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

Change of Control. In the event of a change in control, any outstanding options under the plans would be fully vested, non-forfeitable, and become exercisable, as of the date of the change in control.

Termination of Options.  The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of Pro Financial.. An agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plans and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

Reorganizations. The plans provide for an appropriate adjustment in the number and kind of shares subject to unexercised options in the event of any change in the outstanding shares of our common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

 Amendment and Termination of the Plans. Once adopted, the Board of Directors may at any time, and from time to time, modify or amend the plans in any respect; provided however, that if necessary to continue to qualify the Employee Plan under the Securities and Exchange Commission Rule 16(b)3, shareholder approval would be required for any such modification or amendments which:

(a) increases the maximum number of shares for which options may be granted under the plan (subject, however, to the provisions of Section 13 hereof);

(b) reduces the exercise price at which awards may be granted;

(c) extends the period during which options may be granted or exercised beyond the times originally prescribed; or

(d) changes the persons eligible to participate in the Plan.

TRANSACTIONS WITH RELATED PARTIES

Pro Financial has entered into the follow agreements with related parties:

The main office facility will be leased with an option to purchase from a limited liability company in which we will have a beneficial ownership of approximately 20..3% and the Turner Family Holdings Ltd, of which director Turner has a beneficial ownership, will have a beneficial ownership of approximately 9.4%. The proposed lease was negotiated in good faith by the owners of the building and the organizers. The terms of the lease have been approved by the organizing board of directors. The terms of the lease were deemed by the organizers to be fair and reasonable, and in their opinion, are no more favorable to the owners of the building than amounts which could be charged to others..

The organizers have retained the law firm of Igler & Dougherty, P.A. to act as special counsel to assist them with the organization of the new bank and the proposed bank holding company. Igler & Dougherty’s practice is primarily dedicated to financial institutions and the firm is experienced in the preparation of de novo bank and holding company applications. The firm also has extensive experience with public and private stock offerings. Mr. Edward Dougherty, Jr., one of our directors is a shareholder in the firm; however, Mr. Dougherty, in his capacity as a lawyer in the firm will not be involved in assisting us with the application process. Those services will be provided by other firm lawyers, with the responsible lawyer being Mr. Herbert D. Haughton.

As special counsel, the firm represents the organizing directors as a group, not any one individual organizer. In their capacity as special counsel, the firm will perform various legal services for the organizing group, including assisting the organizing group and its consultants, and management in preparing and filing the requisite applications (including required exhibits) with the Florida Office of Financial Regulation, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta. In addition, the firm will assist management in the preparation of a registration statement to be filed with the U.S. Securities and Exchange Commission. As part of their engagement the firm will also be:

•	Reviewing nd responding to regulator comments and requests for additional information;

•	Serving as regulatory advisor and liaison throughout the chartering process;

•	Providing advice as to the form of organization and tax treatment;

•	Preparing the Organizers’ Agreement;

•	Preparing Articles of Incorporation, and Bylaws for the Bank and the holding company;

•	Preparation of a holding company Prospectus to be filed with the Securities and Exchange Commission, as well as, a Stock Order Form to be used in connection with the sale of stock;

•	Responding to normal inquiries from the Securities and Exchange Commission regarding the Prospectus.

•	Reviewing and commenting on the Bank’s lease agreements;

•	Assisting management or its consultant in the preparation of the proposed business plan in accordance with OFR and FDIC requirements;

•	Providing advice with respect to the structure of the Board of Directors;

•	Providing advice with respect to the selection of senior officers;

•	Preparation of CEO employment contract, stock option plan or similar plan;

The fee for these services will be paid pro-rata by the holding company and the bank. The total fee for these services is $100,000, of which $30,000 will be paid by the holding company and $70,000 will be paid by the bank. This transaction was negotiated in good faith by the firm and the organizers. We have determined that these fees are fair and reasonable, are no more favorable to the firm than amounts charged by the firm to their other de novo clients, and to the best of our knowledge are comparable with fees charged by other firms assisting Florida de novo bank organizing groups. The engagement letter was approved by our board of directors, all of whom are organizers of the proposed bank (with Mr. Dougherty abstaining from both the discussion and the vote).

DESCRIPTION OF SECURITIES

Pro Financial’s authorized capital stock consists of 1,000,000 shares of preferred stock, of which 5,000 shares have been designated as Series A shares and 9,000,000 shares of common stock, par value $0.01 per share, of which no shares are presently issued or outstanding.

Common Stock

The holders of common stock are entitled to elect the members of Pro Financial’s Board of Directors and such holders are entitled to vote as one class on all matters required or permitted to be submitted to the shareholders of Pro Financial. No holder of the common stock has preemptive rights with respect to the issuance of shares of that or any other class of stock, and the holders of common stock are entitled to one vote per share and are not entitled to cumulative voting rights with respect to the election of directors.

The holders of common stock are entitled to dividends and other distributions if, as and when declared by the Board of Directors out of legally available assets. Upon the liquidation, dissolution or winding up of Pro Financial, the holder of each share of common stock will be entitled to share equally in the distribution of Pro Financial’s assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. The shares of common stock of Pro Financial are not subject to any redemption provisions, nor are they convertible into any other security or property of Pro Financial.. All shares of common stock outstanding upon completion of this offering will be fully paid and nonassessable.

Warrants

In this offering, we will issue warrants to purchase one share of common stock at an exercise price of $10.00 per share. The terms of the warrants are governed by the 2007 Warrant Plan included in this prospectus as Exhibit C. In no instance will we issue fractional shares. The warrants will be exercisable for the three-year period immediately following ProBank opening for business. Our Board of Directors, however, may call the warrants upon 30 days written notice, after ProBank has been open for six months. In addition, the Board may extend the term of the warrants for up to six additional months.

The warrants will be transferable only:

•	to a parent, sibling, spouse, child or grandchild of the warrant holder;

•	to a pension or profit sharing plan of which the holder or holder’s spouse is a beneficiary;

•	to a business entity or trust owned or controlled by the holder or holder’s spouse; or

•	by a court order.

Preferred Stock

Our Articles of Incorporation also provide for the issuance of 1,000,000 shares of preferred stock. The Board of Directors is authorized to issue the preferred stock in series and to fix the particular designation of and the rights, preferences, privileges and restrictions granted to and imposed upon each series, all without further approval of our shareholders. We have issued 1,000 shares of Series A Preferred Stock to ten of the holding company directors in order to provide funds for the organization of the bank.. These shares may be redeemed at any time for their purchase price of $100 per share, but the shares do not pay a mandatory dividend. The stock, however, does have a liquidation preference over our common stock, in the event of a liquidation or dissolution of Pro Financial.

Acquisition Offers

Our Board of Directors, when evaluating any offer of another person or entity to: (i) make a tender or exchange offer for any equity security of Pro Financial; (ii) merge or consolidate Pro Financial with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Pro Financial, shall, in connection with the exercise of its judgment in determining what is in the best interest of Pro Financial and its shareholders, give due consideration to all relevant factors, including, without limitation:

•	the social and economic effect of acceptance of such offer on Pro Financial’s present and future customers and employees and those of its subsidiaries;

•	the communities in which Pro Financial and its subsidiaries operate or are located;

•	the ability of Pro Financial to fulfill its corporate objectives as a financial institution holding company; and

•	the ability of its subsidiary financial institutions to fulfill the objectives of such institutions under applicable statutes and regulations.

ANTI-TAKEOVER PROVISIONS

General. The Florida Business Corporation Act contains provisions designed to enhance the ability of our board of directors to respond to attempts to acquire control of a Florida corporation such as Pro Financial. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some shareholders would deem to be in their best interest. These provisions may:

•	Adversely affect the price that a potential purchaser would be willing to pay for our common stock;

•	Deprive you of the opportunity to obtain a takeover premium for your shares;

•	Make the removal of incumbent management more difficult;

•
Enable a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders; and

•	Potentially adversely affect the market price of the common stock.

The following summarizes some of the anti-takeover provisions contained in the Florida Business Corporation Act.

Authorized but Unissued Capital Stock. The authorized but unissued shares of our common and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common and preferred stock may enable our board of directors to issue shares of stock to persons friendly to existing management. Although the board of directors has no intention at the present time of doing so, it could issue common stock or a series of preferred stock that could, subject to certain limitations imposed by law or on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. The issuance of preferred stock with voting or conversion rights may adversely affect the voting power of the common shareholders. Our board of directors will make any determination to issue common or preferred shares based on its judgment as to the best interests of Pro Financial.

Control Share Acquisitions. We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

•	Acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

•	Acquisitions of shares possessing one-third or more but less than a majority of all voting power; or

•	Acquisitions of shares possessing a majority of more of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Transactions with Interested Shareholders. We are subject to the Florida affiliated transactions statute which generally requires approval by the disinterested directors or super- majority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire Pro Financial..

INDEMNIFICATION

Our Articles of Incorporation provide for the indemnification of directors, officers, employees and agents to the maximum extent permitted by Federal and Florida law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which we are or ProBank is a party or of which any of our properties are subject; nor are there material proceedings known to us contemplated by any governmental authority; nor are there material proceedings known to us, pending or contemplated, in which any director, officer or affiliate or any proposed principal security holder of Pro Financial, or any associate of any of the foregoing is a party or has an interest adverse to Pro Financial or ProBank.

LEGAL MATTERS

Certain legal matters in connection with the shares of common stock and warrants offered will be passed upon for Pro Financial by Igler & Dougherty, P.A., 2457 Care Drive, Tallahassee, Florida 32308, counsel to Pro Financial.

EXPERTS

The financial statements of Pro Financial as of December 31, 2006, and for the period from March 29, 2006 (inception) to December 31, 2006 included elsewhere in the Registration Statement have been included in reliance upon the reports of James D.A. Holley & Company P.A., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing matters.

ADDITIONAL INFORMATION

We will file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. This prospectus constitutes a part of a registration statement filed by us with the Securities and Exchange Commission. This prospectus omits certain of the information contained in the registration statement, and we refer you to the registration statement and the related exhibits for further information with respect to Pro Financial and the securities offered by this prospectus. Any statements in this prospectus concerning any exhibit are not necessarily complete and in such instances we refer you to the copy of such exhibit filed with the Securities and Exchange Commission. Each statement is qualified in its entirety by such reference.

You can obtain and copy the registration statement, including the exhibits, in person or by mail, by paying prescribed rates at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, NE, Washington, DC 20549, or at the Securities and Exchange Commission’s regional offices located at 1401 Brickell Avenue, Suite 200, Miami, Florida 33131. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements that are filed electronically with the Securities and Exchange Commission.

PRO FINANCIAL HOLDINGS, INC.
(A Development Stage Company)

AUDITED FINANCIAL STATEMENTS

For the period from March 29, 2006 (Date of
Incorporation) to December 31, 2006

CONTENTS
_________

Page

Independent Auditors’ Report	44

Financial Statements:

Balance Sheet	45

Statement of Operations	46

Statement of Stockholders= Deficit	47

Statement of Cash Flows	48

Notes to Financial Statements	49-52

James D. A. Holley & Co., P.A.
Certified Public Accountants
2606 Centennial Place
Tallahassee, Florida 32308
Telephone (850) 878-2494
FAX (850) 942-5645

INDEPENDENT AUDITORS' REPORT

Pro Financial Holdings, Inc.
Tallahassee, Florida

We have audited the accompanying balance sheet of Pro Financial Holdings, Inc. as of December 31, 2006, and the related statements of operations, stockholders’ deficit, and cash flows for the period from March 29, 2006 (date of incorporation) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pro Financial Holdings, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the period from March 29, 2006 (date of incorporation) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

James D. A. Holley & Co., P.A.

February 16, 2007

PRO FINANCIAL HOLDINGS, INC.
(A Development Stage Company)
BALANCE SHEET
December 31, 2006

ASSETS
Cash	$31,138
Investments	325,000
Furniture and equipment	17,626
Other assets	8,839
$382,603
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities:
Accounts payable	$1,810
Accrued expenses	9,697
Notes payable	508,208
519,715
Stockholders’ deficit:
Preferred stock; no par value:
Authorized: 1,000,000 shares
Issued and outstanding: 1,000	100,000
Common stock; $.01 par value:
Authorized: 9,000,000 shares
Issued and outstanding: none issued or outstanding
Deficit	(237,112)
(137,112)
$382,603

The accompanying notes are an integral part of these financial statements.

PRO FINANCIAL HOLDINGS, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
Period from March 29, 2006 (Date of Incorporation)
to December 31, 2006

Organizational expenses	$237,112

Net loss accumulated during the development stage	$(237,112)

The accompanying notes are an integral part of these financial statements.

PRO FINANCIAL HOLDINGS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ DEFICIT
Period from March 29, 2006 (Date of Incorporation)
to December 31, 2006

				Total
	Preferred			Stockholders’
	Stock		Deficit	Deficit

Issuance of preferred stock	$100,000	$		$100,000
Net loss accumulated during the
development stage			(237,112)	(237,112)
Balance, December 31, 2006	$100,000		$(237,112)	$(137,112)

The accompanying notes are an integral part of these financial statements.

PRO FINANCIAL HOLDINGS, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
Period from March 29, 2006 (Date of Incorporation)
to December 31, 2006

Cash flows used in organizational activities during
the development stage:
Net loss accumulated during the development stage	$(237,112)
Increase in other assets	(8,839)
Increase in accrued expenses	9,697
Increase in accounts payable	1,810
Cash flows used in organizational activities during
the development stage	(234,444)

Cash flows used in investing activities:
Purchase of furniture and equipment	(5,981)
Purchase of investment	(325,000)
Cash flows used in investing activities	(330,981)

Cash flows from financing activities:
Notes payable	502,188
Principal reduction of notes payable	(5,625)
Issuance of preferred stock	100,000
Cash flows provided by financing activities	596,563
Net increase in cash	31,138
Cash at beginning of period
Cash at end of period	$31,138

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
________

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Pro Financial Holdings, Inc. (Corporation) was incorporated under the laws of the State of Florida on March 29, 2006, for the purpose of operating as a bank holding company pursuant to the Holding Company Act of 1956. The Corporation plans to acquire 100% of the common stock to be issued by our proposed subsidiary bank, ProBank (in organization).

Estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash includes cash on deposit in a checking account at a commercial bank. The Corporation has no cash equivalents.

Investments

The Corporation=s investment consists of an investment in an LLC as described in Note 2 below. The equity method of accounting is used for this investment since the Corporation does not own a controlling interest.

Furniture and Equipment

Furniture and equipment are sated at cost. Depreciation is computed on the straight-line method over estimated useful lives of 5 to 10 years. Major additions will be capitalized and depreciated in the same manner. Depreciation for the period ended December 31, 2006 was insignificant. Repairs and maintenance will be charged to expense as incurred.

2.	INVESTMENTS

The Corporation owns a 20.3% equity investment in Moon Building Investors, LLC. The equity method of accounting is used for this investment since the Corporation does not own a controlling interest. Moon Building Investors, LLC owns a building that is leased to the Corporation under a lease that is effective January 1, 2007, as described in Note 4.

3.	NOTES PAYABLE

At December 31, 2006, the Corporation had unsecured lines of credit available from banks totaling $950,000, with interest at the prime rate minus 1%. Amounts drawn on these lines totaled $502,188 at December 31, 2006. The outstanding draws are due $177,188 on September 21, 2007 and $325,000 on October 6, 2007.

NOTES TO FINANCIAL STATEMENTS
________

4.	COMMITMENTS

The Corporation entered into two leases for office space for the conduct of bank operations, and has classified these leases as operating leases under the provisions of SFAS 13. One of the leases has an initial lease term of five years and commences on January 1, 2007. This lease contains a renewal option for an additional five year term with a 3% annual escalation provision. This lease also has a purchase option under which the property can be purchased for $2,900,000 during the 25th through the 36th month of the lease; $3,200,000 during the 37th through the 48th month; and $3,500,000 during the 49th through the 60th month of the lease. If the lessee does not exercise the option to purchase within lease months 25 to 60, the purchase option expires.

The other lease has an initial lease term of ten years and commences on February 1, 2007. This lease contains a renewal for two additional five year periods with a 3% annual escalation provision.

Both leases require the lessee to pay taxes, insurance, and common area expenses related to the property.

Future minimum lease payments with respect to these leases commencing on January 1, 2007 are as follows:

Year
2007	$102,483
2008	127,785
2009	150,518
2010	174,493
2011	213,257
Thereafter	282,854
$1,051,390

5.	CAPITAL STOCK

Common Stock

Our Charter authorizes us to issue 9,000,000 shares of one class of common stock, par value $.01 per share. Each share of common stock shall have the same relative rights and be identical in all respects with every other share of common stock. The holders of common stock are entitled to elect the members of the Board of Directors of the Corporation and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. Each holder of common stock is entitled to one vote per share. No holder of any class of stock has preemptive rights with respect to the issuance of shares of that or any other class of stock, and the holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. As of December 31, 2006, there were no shares of common stock issued or outstanding.

Preferred Stock

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of 1,000,000 shares of stock in series, and by filing a preferred stock designation certificate pursuant to the applicable laws of the State of Florida, to establish from time to time the number of shares to be included in each such series and to fix the stated value, designation, powers, preferences, and right of the share of each such series and any qualifications, limitations, or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation certificate.

NOTES TO FINANCIAL STATEMENTS
________

The board of directors has established 5,000 shares of Series A Preferred Stock, $0.01 par value (hereinafter referred to as ASeries A Preferred Stock@) which ranks superior to the common stock of the Corporation with respect to the payment of dividends and the distribution of assets. On December 31, 2006, the Corporation had issued 1,000 shares of the Series A Preferred Stock in exchange for cash.

The outstanding preferred stock has the following characteristics:

Dividend Rights

The holders of shares of Series A Preferred Stock are entitled to receive dividends or other distributions when and as declared by the Board of Directors, out of funds legally available therefore.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to shareholders, an amount equal to $100 per share of any distribution to holders of Common Stock of the Corporation.

Redemption

The Corporation may redeem shares of Series A Preferred Stock at any time after issuance, at a redemption price of $100 per share. Notice of any redemption shall be given in person or by first class mail, postage prepaid, mailed not less than five days nor more than 30 days prior to the date fixed for redemption to the holders of record of the shares to be redeemed. After the date of redemption and notwithstanding the fact that any shares called for redemption shall not have been surrendered for cancellation, on and after such date the shares represented thereby called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares shall cease except for the right to receive the redemption value of the shares.

No Voting Rights

Except as otherwise required by law, the holders of Series A Preferred Stock shall not be entitled to vote.

Reacquired Shares

Shares of Series A Preferred Stock converted, redeemed, or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized and unissued shares of preferred stock without designation as to series.

No Sinking Fund

Shares of Series A Preferred Stock are not subject to the operations of a sinking fund.

6.	INCOME TAXES

The Corporation has incurred $237,112 in organization expenses and start up costs. The Internal Revenue Code requires amortization of these expenses over 180 months. This will result in a temporary difference in the timing of when these expenses are recognized for income tax purposes and when they are recognized for financial reporting. The future deductions for income tax purposes result in a deferred tax asset that has been eliminated with a valuation allowance as explained below.

NOTES TO FINANCIAL STATEMENTS
________

Income taxes reflected in the statement of income are as follows:

Currently payable:
Federal	$-
State	-
Deferred:
Federal	(70,745)
State	(12,766)
(83,511)
Valuation allowance	83,511
$-

The difference between federal income tax expense computed at the statutory rates and the actual tax provision is shown below:

Computed tax expense (benefit)	$(75,724)
State income taxes net of federal benefit	(7,787)
Valuation allowance	83,511
Actual tax expense	$-

The deferred tax asset and the temporary difference comprising that balance at December 31, 2006, are detailed below:

Deferred tax asset:
Organization costs	$83,511
Valuation allowance	(83,511)
Net deferred tax asset	$-

The valuation allowance represents the amount of tax benefits related to future deductions for amortization of organization expenses and start up costs. Management believes that it is more likely than not, at this time, that these income tax benefits will not be realized since realization is contingent upon the successful organization and operation of the proposed subsidiary bank.

7.	ORGANIZATION COSTS AND START UP EXPENSES

Legal and professional	$73,487
Salaries and benefits	71,479
Consulting	32,310
Licenses	16,500
Occupancy	12,683
Travel and meetings	6,926
Interest	6,935
Communication	3,388
Other	13,404
$237,112

EXHIBIT A

ARTICLES OF INCORPORATION

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PRO FINANCIAL HOLDINGS, INC.

Pursuant to Section 607.1005 and Section 607.1007 Florida Statutes, the undersigned incorporator of Pro Financial Holdings, Inc. (“Corporation”) hereby files these Amended and Restated Articles of Incorporation.

WHEREAS, on this date no shares of the Corporation have been issued; and

WHEREAS, the incorporator wishes to amend and restate the Corporation’s Articles of Incorporation;

NOW THEREFORE, the incorporator, pursuant to Section 607.1005, Florida Statutes, hereby adopts these Amended and Restated Articles of Incorporation as follows:

ARTICLE I - NAME

The name of the Corporation is Pro Financial Holdings, Inc. The principal place of business of the Corporation shall be 2457 Care Drive, Tallahassee, Florida, or at such other place within the State of Florida as the Board of Directors may designate.

ARTICLE II - NATURE OF BUSINESS

The Corporation may engage in or transact any or all lawful activities or business permitted under the laws of the United States and the State of Florida, or any other state, county, territory or nation.

ARTICLE III - CAPITAL STOCK

Section 1 - Classes of Stock: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 10,000,000 consisting of:

A.  1,000,000 shares of preferred stock; and
B.  9,000,000 shares of common stock; par value one cent ($0.01) per share.

Section 2 - Common Stock: There shall be one class of common stock. Each share of common stock shall have the same relative rights and be identical in all respects with every other share of common stock. The holders of common stock are entitled to elect the members of the Board of Directors of the Corporation and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. Each holder of common stock is entitled to one vote per share. No holder of any class of stock has preemptive rights with respect to the issuance of shares of that or any other class of stock and the holders of common stock are not entitled to cumulative voting rights with respect to the election of directors.

Page -1-

Section 3 - Preferred Stock: The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a preferred stock designation certificate pursuant to the applicable laws of the State of Florida, to establish from time to time the number of shares to be included in each such series and to fix the stated value, designation, powers, preferences and right of the share of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation certificate.

Section 4 - Series A Preferred Stock. There is hereby established a Series A Preferred Stock with the following relative rights and preferences:

   1. Designation. The designation of the series of preferred stock created hereby shall be Series A Preferred Stock, $0.01 par value (hereinafter referred to as “Series A Preferred Stock”), and the number of shares constituting such series shall be 5,000 shares. The Series A Preferred Stock shall rank superior to the common stock of the Company with respect to the payment of dividends and the distribution of assets.

2. Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends or other distributions when and as declared by the Board of Directors, out of funds legally available therefor.

3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders, an amount equal to $100.00 per share to any distribution to holders of Common Stock of the Company.

4. Redemption. The Company may redeem shares of Series A Preferred Stock at any time after issuance, at a redemption price of $100.00 per share. Notice of any redemption shall be given in person or by first class mail, postage prepaid, mailed not less than five days nor more than 30 days prior to the date fixed for redemption to the holders of record of the shares to be redeemed. After the date of redemption and notwithstanding the fact that any shares called for redemption shall not have been surrendered for cancellation, on and after such date the shares represented thereby called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares shall cease except for the right to receive the redemption value of the shares.

5. No Voting Rights. Except as otherwise required by law, the holders of Series A Preferred Stock shall not be entitled to vote.

6. Reacquired Shares. Shares of Series A Preferred Stock converted, redeemed, or otherwise purchased or acquired by the Company shall be restored to the status of authorized and unissued shares of preferred stock without designation as to series.

7. No Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

ARTICLE IV - TERM OF EXISTENCE

This Corporation is to exist perpetually.

Page -2-

ARTICLE V - MANAGEMENT OF THE BUSINESS OF THE CORPORATION

Section 1 - Authority of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Florida law, these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2 - Action by the Shareholders. Any action required or permitted to be taken by the shareholders of the Corporation may be effected at a duly called Annual or Special Meeting of Shareholders of the Corporation or by a consent in writing by such shareholders pursuant to Section 607.0704, Florida Statutes.

Section 3- Special Meetings of the Shareholders. Special Meetings of Shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairman of the Board or the President of the Corporation, and a special meeting shall be called by the President or the Chairman at the request in writing by shareholders holding at least one third of the outstanding shares of the Corporation.

ARTICLE VI - NUMBER OF DIRECTORS

Section 1 - Number of Directors: The Board of Directors of the Corporation shall be of one class and comprised of not less than one (1) nor more than fifteen (15) directors and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the full Board. The Board of Directors is authorized to increase the number of directors by no more than two and to immediately appoint persons to fill the new director positions until the next Annual Meeting of Shareholders, at which meeting the new director positions shall be filled by persons elected by the shareholders of the Corporation.

Section 2 - Election and Term: Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The term of initial directors of the Corporation expires at the first annual shareholders’ meeting at which directors are elected.

Section 3 - Vacancies: Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum. Directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 4 - Notice: Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Page -3-

Section 5 - Removal by Shareholders: Any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6 - Removal by Disinterested Directors: Any director may be removed from office for “cause” by a majority of “disinterested directors.” For purposes of this Section 6, a “disinterested director is defined to be a director who is not the subject of the removal and “cause” shall mean a director’s:

1.
act of willful misconduct, self dealing, malfeasance, gross negligence, personal dishonesty, breach of fiduciary duty, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses);

2.	conduct which could negatively reflect on the Corporation in its market area or in the banking and regulatory communities;

3.
act or failure to act which is inconsistent with an oral or written commitment made to the Board and which jeopardizes the Corporation’s financial condition, business opportunities or reputation in its market area or in the banking and regulatory communities; or

4.
failure to telephonically or personally attend any three consecutive Board meetings, failure to telephonically or personally attend any two consecutive meetings of any Board committee on which the director serves, or failure to personally attend two-thirds of the Board meetings in any calendar year.

ARTICLE VII - SPECIAL VOTING PROVISIONS FOR AFFILIATED TRANSACTIONS AND BUSINESS COMBINATIONS

Section 1 - Definitions: The terms defined below shall apply for purposes of this Article VII:

1.	“Affiliated Transaction,” when used in reference to the Corporation and any Interested Shareholder (as hereinafter defined), means any of the following situations:

A.
Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder;

B.
Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of assets of the Corporation or any Subsidiary of the Corporation to or with any Interested Shareholder, or any Affiliate or Associate of any Interested Shareholder: (i) having an aggregate fair market value equal to 5% or more of the aggregate fair market value of all assets, determined on a consolidated basis, of the Corporation; or (ii) having an aggregate fair market value equal to 5% or more of the aggregate fair market value of all outstanding shares of the Corporation;

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C.
The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any shares of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 5% or more of all the outstanding shares of the Corporation and its Subsidiaries, except pursuant to any stock option plan or stock option agreement, or pursuant to the exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid or made, pro rata to all shareholders of the Corporation;

D.	The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder;

E.
Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

F.
Any receipt by the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances guaranties, pledges, or other financial assistance or any tax credits or other tax advantages provided by or through the Corporation.

2.
“Interested Shareholder” means any Person who is the Beneficial Owner, directly or indirectly, of more than 10% of the outstanding voting shares of the Corporation. However, the term “Interested Shareholder” shall not include the Corporation or any Subsidiary; any savings, employee stock ownership, or other employee benefit plan of the Corporation or any Subsidiary; or any fiduciary of any such plan when acting in such capacity. For the purpose of determining whether a person is an Interested Shareholder pursuant to this Section, the number of shares of Voting Stock deemed to be outstanding shall include all shares of voting stock issued and outstanding of those shares permitted to be issued under Article III herein, but shall not include any other shares of Voting Stock that may be issuable pursuant to any contract, arrangement or understanding, upon exercise of conversion rights, warrants, options, or otherwise.

3.
“Subsidiary” means any corporation or other business organization of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph B of this Section 1, the term “Subsidiary” shall mean only a corporation or other business entity of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

4.	“Disinterested Director” means any member of the Board of Directors who is unaffiliated with the Interested Shareholder.

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5.
“Fair Market Value” means: (i) the Fair Market Value of a share on the date in question as determined by a majority of Disinterested Directors, appropriately adjusted for any dividend or distribution in shares of such stock or any combination or reclassification of outstanding shares of such stock into smaller number of shares of such stock; and (ii) in the case of property other than cash or shares, the Fair Market Value of such property on the date in question as determined by a majority of the Disinterested Directors.

6.
Reference to “Highest Per Share Price” shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of an outstanding share of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

7.	“Affiliate” shall have the meaning set forth in Section 607.0901, Florida Statutes.

8.
“Person” shall mean any individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, an investors’ pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

9.	“Beneficial Ownership” is defined herein to mean a Person who, directly or indirectly, has the:

A.	voting power, which includes the power to vote or to direct the voting of the “Voting Stock” as that term is defined herein;

B.	investment power, which includes the power to dispose of or to direct the disposition of the Voting Stock; or

C.
the right to acquire the voting power or investment power, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise.

10.
“Acting in Concert” means (i) knowing participation in joint activity or conscious parallel action towards a common goal with the intent to have an impact or affect on the Corporation or any of its subsidiaries whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, agreement or other arrangements, whether written or otherwise. Members of the Board of Directors of the Corporation or any of its subsidiaries shall not be deemed to be acting in concert when carrying out their duties as directors.

11.	“Voting Stock” means the outstanding shares of all classes or series of the Corporation entitled to vote generally in the election of directors.

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Section 2 - Affiliated Transactions: In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in this Section, any Affiliated Transaction shall be approved by the affirmative vote of the holders of two-thirds of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement, or otherwise.

Section 3 - Exceptions: The voting provisions of Section 2 of this Article VII shall not be applicable to a particular Affiliated Transaction if all of the conditions specified in either of the following Paragraphs 1. and 2. are met:

1.	The Affiliated Transaction has been approved by a majority of the Disinterested Directors; or

2.	In the Affiliated Transaction, consideration shall be paid to the holders of each class of voting shares and all of the following conditions shall be met:

A.
The aggregate amount of the cash and the Fair Market Value, as of the valuation date of consideration, other than cash to be received per share by the holders of Common Stock in such Affiliated Transaction are at least equal to the higher of the following:

(a)
if applicable, the Highest Per Share Price (as previously defined herein), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Shareholder for any shares of Common Stock acquired by it (i) within the two-year period immediately prior to the first public announcement date of the Affiliated Transaction (“Announcement Date”), or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

(b)
the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article VII as the “Determination Date”), whichever is higher;

(c)
if applicable, the price per share equal to the Fair Market Value per share as defined in this Article VII, Section 1, paragraph 5., multiplied by the ratio of the Highest Per Share Price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Shareholder for any shares of Voting Stock acquired by it within the two-year period immediately prior the Announcement Date (the numerator), to the Fair Market Value per share of such class or series on the first day in such two-year period on which the Interested Shareholder acquired the Voting Stock (the denominator); or

(d)
if applicable, the highest preferential amount per share to which the holders of shares of such Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

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B.
The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The consideration to be received pursuant to this provision shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

C.
During such portion of the three-year period preceding the announcement date that such Interested Shareholder has become an Interested Shareholder and except as approved by a majority of the Disinterest Directors:

(a)
there shall have been no failure to declare and pay at the regular date any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation;

(b)
there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, and (iii) no such Interested Shareholder who has become the Beneficial Owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(c)
Unless approved by a majority of the Disinterested Directors, no Interested Shareholder shall have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Affiliated Transaction or otherwise, during the three-year period preceding the date the Interested Shareholder became an Interested Shareholder.

D.
A proxy or information statement describing the proposed Affiliated Transaction and materially complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules, or regulations) shall be mailed to shareholders of the Corporation at least 30 days prior to the consummation of such business combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

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Section 4 - Board Discretion: A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article VII, on the basis of information known to them after reasonable inquiry: (i) whether a person is an Interested Shareholder; (ii) the number of shares of Voting Stock beneficially owned by any person; (iii) whether a person is an Affiliate or Associate of another; and (iv) whether the assets which are the subject of any Affiliated Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Affiliated Transaction has, an aggregate Fair Market Value equal to or greater than 25% of the combined assets of the Corporation and its Subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article VII.

Section 5 - Interested Shareholder’s Duty: Nothing contained in this Article VII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

Section 6 - Amendment: Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, or these Articles of Incorporation, the affirmative vote of the holders of at least two thirds of the voting power of all of the then-outstanding shares of the Voting Stock (after giving effect to the provisions of Article III of these Articles of Incorporation), voting together as a single class, shall be required to alter, amend or repeal this Article VII.

ARTICLE VIII - CONTROL SHARE ACQUISITIONS

It is the intent of the Organizers of the Corporation that the provisions of the “Florida Control-Share Acquisitions” statute, Section 607.0902, Florida Statutes, shall apply to acquisitions of the Corporation’s shares by a person acting alone or as part of a group which would result in an Acquiring Person, as defined herein, owning Control Shares of the Corporation, except for those acquisitions where:

1.
A person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this section when that person is not able to exercise or direct the exercise of votes without further instruction from others; or

2.	the acquisition is made in good faith and not for the purpose of circumventing this section in any of the following circumstances:

(a)
Shares acquired in any distribution conducted by the Corporation through any public or private offering or acquired pursuant to any warrant certificate, stock option plan or other employee benefit plan.

(b)	Pursuant to the laws of descent and distribution.

(c)	By a donee under an inter vivos gift.

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(d)
Pursuant to a transfer between or among immediate family members, or between or among persons under direct common control or who are members of a control group. An “immediate family member” is any relative or spouse of a person, or any relative of such spouse, who has the same home as such person.

(e)	Pursuant to the satisfaction of a pledge or other security interest.

(f)
Pursuant to a merger or plan of consolidation or share exchange effected in compliance with the Florida Statutes, if the Corporation is a party to the agreement of merger or plan of consolidation or share exchange.

(g)
From any person whose previous acquisition of Control Shares would have constituted a Control-Shares Acquisition, but for this Section 7 Subsection C. (other than this Subsection [g]), provided the acquisition does not result in the Acquiring Person holding voting power within a higher range of voting power than that of the person from whom the Control Shares were acquired.

(h)
Acquisition by a person of additional shares within the range of voting power for which such person has received approval pursuant tot the Control Share Statute or within the range of voting power resulting from shares acquired in a transaction described in this Section 7 Subsection C.

(i)	An increase in voting power resulting from any action taken by the Corporation, provided the person whose voting power is thereby affected is not an Affiliate of the Corporation.

(j)	Pursuant to the solicitation of proxies subject to Regulation 14A under the Securities and Exchange Act of 1934 or Chapter 607, Florida Statutes.

ARTICLE IX - ACQUISITION OFFERS

The Board of Directors of the Corporation, when evaluating any offer of another Person to:

1.	make a tender or exchange offer for any equity security of the Corporation;

2.	merge or consolidate the Corporation with another corporation or entity; or

3.	purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation,

shall, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Corporation’s present and future customers and employees and those of its Subsidiaries (as defined in Article VII); on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of such institution(s) under applicable statutes and regulations.

ARTICLE X - PREEMPTIVE RIGHTS

The Corporation elects to not have preemptive rights as set forth in Section 607.0630, Florida Statutes.

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ARTICLE XI - INDEMNIFICATION

Section 1 - General: The Corporation shall indemnify any officer, director, employee or agent of the Corporation to the fullest extent authorized by Section 607.0850, Florida Statutes, as it now exists or may hereafter be amended, but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment. This includes, but is not limited to, any person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, reasonably incurred or suffered by such person in connection therewith.

Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation for all expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article or otherwise.

Section 2 - Failure to Pay Claim: If a claim under Section 1 of this Article is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at anytime thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under Section 607.0850 for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 607.0850, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

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Section 3 - Other Rights: The rights conferred on any individual by Sections 1 and 2 of this Article shall not be exclusive of any other right which such individual may have or hereafter acquire under any statute, provision of these Articles of Incorporation, Bylaws of the Corporation, agreement, vote of shareholders or Disinterested Directors or otherwise.

Section 4 - Insurance: The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Section 607.0850.

Section 5 - Personal Liability: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy except as provided under Florida law. If Section 607.0850 is amended after adoption of these Articles of Incorporation and such amendment further eliminates or limits the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted under Florida law.

Any repeal or modification of the foregoing paragraph by the shareholders or the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XII - AMENDMENT

The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Florida, and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least two thirds of the voting power of all of the then-outstanding shares of the Capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article III), voting together as a single class, shall be required to amend or repeal this Article XII, Article VII, Article VIII, or Article IX.

IN WITNESS OF THE FOREGOING, the undersigned has executed these amended and restated Articles of Incorporation on this 1st  day of November, 2006.

By:	/s/ H.D. Haughton
Herbert D. Haughton, Incorporator

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EXHIBIT B

ESCROW AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into and effective as of the 18th day of December, 2006, by and between Pro Financial Holdings, Inc., a Florida corporation (the “Company”), and The Bankers Bank (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Company proposes to offer and sell (the “Offering”) up to 1,400,000  shares of Common Stock, 1 cent par value per share (the “Shares”), to investors at $10.00  per Share pursuant to a registered public offering; and

WHEREAS, the Company desires to establish an escrow for funds forwarded by subscribers for Shares, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Deposit with Escrow Agent.

(a) The Escrow Agent agrees that it will from time to time accept, in its capacity as escrow agent, subscription funds for the Shares (the “Escrowed Funds”) in the form of checks received by the Company from subscribers. All checks shall be made payable to the Escrow Agent. If any check does not clear normal banking channels in due course, the Escrow Agent will promptly notify the Company. Any check which does not clear normal banking channels and is returned by the drawer’s bank to Escrow Agent will be promptly turned over to the Company along with all other subscription documents relating to such check. Any check received that is made payable to a party other than the Escrow Agent shall be returned to the Company for return to the proper party. The Company in its sole and absolute discretion may reject any subscription for shares for any reason and upon such rejection it shall notify and instruct the Escrow Agent in writing to return the Escrowed Funds by check made payable to the subscriber. If the Company rejects or cancels any subscription for any reason the Company will retain any interest earned on the Escrowed Funds to help defray organizational costs.

(b) Subscription agreements for the Shares shall be reviewed for accuracy by the Company and, immediately thereafter, the Company shall deliver to the Escrow Agent the following information: (i) the name and address of the subscriber; (ii) the number of Shares subscribed for by such subscriber; (iii) the subscription price paid by such subscriber; (iv) the subscriber’s tax identification number certified by such subscriber; and (v) a copy of the subscription agreement.

2. Investment of Escrowed Funds. Upon collection of each check by the Escrow Agent, the Escrow Agent shall invest the funds in deposit accounts or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation or another agency of the United States government, short-term securities issued or fully guaranteed by the United States government, federal funds, or such other investments as the Escrow Agent and the Company shall agree. The Company shall provide the Escrow Agent with instructions from time to time concerning in which of the specific investment instruments described above the Escrowed Funds shall be invested, and the Escrow Agent shall adhere to such instructions. Unless and until otherwise instructed by the Company, the Escrow Agent shall by means of a “Sweep” or other automatic investment program invest the Escrowed Funds in blocks of $1,000 in federal funds. Interest and other earnings shall start accruing on such funds as soon as such funds would be deemed to be available for access under applicable banking laws and pursuant to the Escrow Agent’s own banking policies.

1

3. Distribution of Escrowed Funds. The Escrow Agent shall distribute the Escrowed Funds in the amounts, at the times, and upon the conditions hereinafter set forth in this Agreement.

(a) If at any time on or prior to the expiration date of the offering as described in the prospectus or offering circular relating to the offering, (the “Closing Date”), (i) the Escrow Agent has certified to the Company in writing that the Escrow Agent has received at least $  in Escrowed Funds, and (ii) the Escrow Agent has received a certificate from the President or the Chairman of the Board of the Company that the company has received preliminary approval from the Florida Office of Financial Regulation and the FDIC to open a bank, then the Escrow Agent shall deliver the Escrowed Funds to the Company to the extent such Escrowed Funds are collected funds. If any portion of the Escrowed Funds are not collected funds, then the Escrow Agent shall notify the Company of such fact and shall distribute such funds to the Company only after such funds become collected funds. For purposes of this Agreement, “collected funds” shall mean all funds received by the Escrow Agent, which have cleared normal banking channels.

(b) If the Escrowed Funds do not, on or prior to the Closing Date, become deliverable to the Company based on failure to meet the conditions described in Paragraph 3(a), or if the Company terminates the offering at any time prior to the Closing Date and delivers written notice to the Escrow Agent of such termination (the “Termination Notice”), the Escrow Agent shall return the Escrowed Funds which are collected funds as directed in writing by the Company to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them. All uncleared checks representing Escrowed Funds which are not collected funds as of the Initial Closing Date shall be collected by the Escrow Agent, and together with all related subscription documents thereof shall be delivered to the Company by the Escrow Agent, unless the Escrow Agent is otherwise specifically directed in writing by the Company.

4. Distribution of Interest. Any interest earned on the Escrowed Funds shall be retained by the Company.

5. Fee of Escrow Agent. The escrow account will accrue a service charge of $20.00 per month. In addition, a $20.00 per check fee will be charged if the escrow account has to be refunded due to a failure to complete the subscription. All of these fees are payable upon the release of the Escrowed Funds, and the Escrow Agent is hereby authorized to deduct such fees from the Escrowed Funds prior to any release thereof pursuant to Section 3 hereof.

2

6. Liability of Escrow Agent.

(a) In performing any of its duties under the Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

(b) The Company agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed by the Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, without limitation, any litigation arising from this Escrow Agreement or involving the subject matter thereof; except, that if the Escrow Agent shall be found guilty of willful misconduct or gross negligence under this Agreement, then, in that event, the Escrow Agent shall bear all such losses, claims, damages and expenses.

(c) If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall retain legal counsel of its choice as it reasonably may deem necessary to advise it concerning its obligations hereunder and to represent it in any litigation to which it may be a part by reason of this Agreement. The Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. In connection with such dispute, the Company shall indemnify the Escrow Agent against its court costs and reasonable attorney’s fees incurred.

(d) The Escrow Agent may resign at any time upon giving thirty (30) days written notice to the Company. If a successor escrow agent is not appointed by Company within thirty (30) days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent and the Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties upon the transfer of the Escrowed Funds and all related documentation thereto, including appropriate information to assist the successor escrow agent with the reporting of earnings of the Escrowed Funds to the appropriate state and federal agencies in accordance with the applicable state and federal income tax laws, to the successor escrow agent designated by the Company appointed by the court.

3

7. Appointment of Successor. The Company may, upon the delivery of thirty (30) days written notice appointing a successor escrow agent to the Escrow Agent, terminate the services of the Escrow Agent hereunder. In the event of such termination, the Escrow Agent shall immediately deliver to the successor escrow agent selected by the Company, all documentation and Escrowed Funds including interest earnings thereon in its possession, less any fees and expenses due to the Escrow Agent or required to be paid by the Escrow Agent to a third party pursuant to this Agreement.

8. Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given three days after having been deposited for mailing if sent by registered mail, or certified mail return receipt requested, or delivery by courier, to the respective addresses set forth below:

If to the subscribers for Shares:	To their respective addresses as specified in their Subscription Agreements.

The Company:	Pro Financial Holdings, Inc.
Attn: Bryan Robinson, President
1538 Metropolitan Blvd. Suite A-1
Tallahassee, Fl 32308

With a copy to:	Herbert D. Haughton, Esq.
Igler & Dougherty, P.A.
2457 Care Drive
Tallahassee, Fl 32308

The Escrow Agent:	The Bankers Bank
2410 Paces Ferry Road
600 Paces Summit
Atlanta, GA 30339-4098
Attention: Clay Stubbs, First Vice President

9. Representations of the Company. The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability in an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

10. General.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

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(b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c) This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

(d) This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any part at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any part of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

(e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors and assigns. The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreement or understanding between the parties except as herein expressly provided. The Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

(g) No interest in any part to this Agreement shall be assignable in the absence of a written agreement by and between all the parties to this Agreement, executed with the same formalities as this original Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as the date first written above.

COMPANY:	ESCROW AGENT:

PRO FINANCIAL HOLDINGS, INC.	THE BANKERS BANK

By: /s/ Bryan Robinson	By: /S/ Clay Stubbs
Bryan Robinson	Clay Stubbs
President and CEO	First Vice President

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EXHIBIT C

WARRANT PLAN

PRO FINANCIAL HOLDINGS, INC.
2007 Warrant Plan

Dated as of March 15, 2007

ARTICLE I
PURPOSE OF THE PLAN

The Board of Directors of Pro Financial Holdings, Inc. (the “Company”) has determined that it is in the best interests of the Company to issue Warrants (as hereinafter defined) to purchase the Company’s Common Stock (as hereinafter defined) in connection with the Company’s initial offering of Common Stock. The Company proposes to issue, in units, up to 1,500,000 shares of Common Stock and Warrants to purchase Common Stock (“Units”). Each Unit will contain one share of Common Stock and one Warrant to purchase one share of Common Stock, in accordance with the terms and conditions set forth herein. Therefore, the Board of Directors, in order to provide for the above, has adopted this Warrant Plan (“Plan”) on the date set forth herein.

ARTICLE II
SCOPE OF THE PLAN

Section 1. Definitions. Unless the context clearly indicates otherwise, the following terms have the meanings set forth below:

a.	“Board” means the Board of Directors of the Company.

b.
“Call Date” means the date established by the Board upon which some or all of the Warrants must be exercised and exchanged for Common Stock, and if not so exercised and exchanged, upon which such Warrants shall expire.

c.	“Common Stock” means the $0.01 par value common stock of the Company.

d.
“Expiration Date” shall be (unless extended by the Board as set forth herein) 5:00 p.m. Eastern Time on the last day of the three-year period following the close of the Offering, or 5:00 p.m. Eastern Time on the Call Date, whichever comes sooner.

e.	“Plan” means this Warrant Plan as adopted by the Board as set forth herein and as amended from time to time.

f.	“Unit” means a unit consisting of one share of Common Stock and one Warrant offered by the Company in its initial offering.

g.	“Warrant” means the right to purchase an additional one share of Common Stock.

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h.	“Warrant Certificate” means the evidence of ownership of Warrants, as executed and issued by the Company.

Section 2. Exercise Price. Subject to the adjustments provided for in Section 13, the exercise price per share (the “Exercise Price”) shall be equal to $10.00.

Section 3. Warrants. There are hereby authorized 1,500,000 Warrants. Each Warrant shall entitle the holder thereof, pursuant to Section 11 hereof, to purchase one additional share of Common Stock. Warrants shall be included only in Units offered by the Company in its initial stock offering. Any Warrants not issued in connection with the initial stock offering shall automatically expire.

Section 4. Call and Extension Options. The Board may call some or all of the Warrants issued and outstanding anytime on or after the expiration of the 6-month period following ProBank’s opening for business. Warrants may be called on a pro-rata basis, or in their entirety, from all Warrant holders. If such action is taken by the Board, each Warrant holder shall be given written notice thereof and shall have 30 days from the date of such notice to present to the Company the Warrants so called, along with payment therefore as required in Section 11 herein. Warrants not presented for exchange during this period shall expire at 5:00 p.m. Eastern Time on the on the 30th day following the date of such notice.

In addition, prior to the Expiration Date, the Board may extend the term of the Warrants for up to 6 additional months.

Section 5. Form of Warrants. The certificates evidencing the Warrants (the “Warrant Certificates”) shall be substantially in the form set forth in Exhibit A attached hereto, and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with provisions of this Plan, or as may be required to comply with any law, or with any rule or regulation made pursuant thereto, or to conform to usage. Each Warrant Certificate shall entitle the registered holder thereof, subject to the provisions of this Plan and of such Warrant Certificate, to purchase, at the Exercise Price, in whole share amounts only, one fully paid and non-assessable share of Common Stock for each Warrant evidenced by such Warrant Certificate.

Section 6. Issuance of Warrants. The Warrant Certificates when issued shall be dated and signed on behalf of the Company, manually or by facsimile signature, by any two of the following persons: its Chairman of the Board, Chief Executive Officer, President, or Secretary under its corporate seal, if any. The seal of the Company, if any, may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the Warrants.

Section 7. Registration of Warrant Certificates; Registered Owners. The Company shall maintain or cause to be maintained books for registration of ownership and transfer of ownership of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates and the number of Warrants evidenced by each such Warrant Certificate. The Company may deem and treat the registered holder of a Warrant Certificate as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notation of ownership or other writing thereon made by anyone), for the purpose of any exercise of such Warrants and for all other purposes, and the Company shall not be affected by any notice to the contrary.

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Section 8. Registration of Transfers and Exchanges; Transfer Restriction. Subject to the restrictions described below, the Company shall transfer from time to time, any outstanding Warrants upon the books to be maintained by the Company for that purpose, upon surrender of the Warrant Certificate evidencing such Warrants, with the Form of Assignment on such Warrant Certificate duly filled in and executed, to the Company, at its office in Tampa, Florida at any time prior to the Expiration Date. Upon receipt of a Warrant Certificate, with the Form of Assignment on such Warrant Certificate duly completed and executed, the Company shall promptly deliver a Warrant Certificate or Certificates representing an equal aggregate full number of Warrants to the transferee; provided, however, in case the registered holder of any Warrant Certificate shall elect to transfer fewer than all of the Warrants evidenced by such Warrant Certificate, the Company in addition shall promptly deliver to such registered holder a new Warrant Certificate or Certificates for the full number of Warrants not so transferred.

Warrants may only be transferred to: (i) a parent, sibling, spouse, child, or grandchild of the holder; (ii) to a pension or profit sharing plan of which the holder or holder's spouse is a beneficiary; (iii) to a business entity or trust owned or controlled by the holder or holder's spouse is a beneficiary; or (iv) by a court order.

Subject to Section 10 hereof, any Warrant Certificate(s) may be exchanged at the option of the holder thereof for Warrant Certificate(s) of different denominations (subject to a minimum denomination of 100 Warrants), of like tenor and representing in the aggregate the same number of Warrants, upon surrender of such Warrant Certificate(s), with the Form of Assignment on the reverse thereof duly completed and executed, on or prior to the Expiration Date.

Section 9. Mutilated, Destroyed, Lost or Stolen Warrant Certificates. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in the case of loss, theft or destruction, receipt by the Company of an indemnity bond or security reasonably satisfactory to it, and reimbursement to it of all reasonable expenses incidental thereto, and, in the case of mutilation, upon surrender and cancellation of the Warrant Certificate, the Company shall deliver a new Warrant Certificate of like tenor representing in the aggregate the same number of Warrants.

Section 10. Payment of Taxes. With respect to any Warrant, the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant or any certificates for shares of Common Stock or Warrant Certificate surrendered upon the exercise or exchange of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificate or certificates for shares of Common Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax, if any, or shall have established to the satisfaction of the Company that such tax, if required, has been paid.

Section 11. Exercise, Purchase Price and Duration of Warrants. Subject to the provisions of this Warrant Plan, the holder of a Warrant shall have the right to purchase from the Company (and the Company shall issue and sell to that holder), one fully paid and non-assessable share of Common Stock for each Warrant held at the Exercise Price (subject to adjustment as provided in Section 13 hereof) upon the surrender of the Warrant Certificate evidencing such Warrants on any business day prior to 5:00 p.m. Eastern Time on the Expiration Date, with the Form of Election to Exercise on the reverse thereof duly completed and executed, and payment of the Exercise Price in cash (U.S. dollars) or by cashiers’ or certified check payable to the Company. Exercised Warrants shall only be accepted from residents of states where the Company has registered its securities or where an exemption from registration is available to the Company. The Exercise Price and the shares of Common Stock issuable upon exercise of a Warrant shall be subject to adjustment from time to time in the manner specified in Section 13 and, as initially established or as so adjusted. The Warrants shall be so exercisable either as an entirety or from time to time in part at the election of the registered holder thereof. In the event that fewer than all Warrants evidenced by a Warrant Certificate are exercised at any time prior to 5:00 p.m. Eastern Time on the Expiration Date, a new Warrant Certificate will be issued for the Warrants not so exercised.

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No payments or adjustments shall be made for any cash dividends, whether paid or declared, on shares of Common Stock issuable on the exercise of a Warrant.

No fractional shares of Common Stock shall be issued upon exercise of a Warrant.

Subject to Section 10 hereof, upon surrender of a Warrant Certificate, with the Form of Election to Exercise on such Warrant Certificate duly completed and executed, together with payment of the Exercise Price, the Company shall issue and deliver the full number of certificate or certificates for shares of Common Stock issuable upon exercise of the Warrants tendered for exercise. Such certificate or certificates shall be deemed to have been issued, and any person so designated by the registered holder shall be deemed to have become the holder of record of such shares, as of the date of the surrender of the Warrant Certificate to which the shares relate and payment of the appropriate Exercise Price; provided, however, if the date of surrender of a Warrant Certificate shall occur within any period during which the transfer books for the Company’s Common Stock are closed for any purpose, such person shall not be deemed to have become a holder of record of such shares until the opening of business on the day of reopening of said transfer books, and certificates representing such shares shall not be issuable until such day.

Section 12. Reservation of Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon exercise of Warrants, through the close of business on the Expiration Date, the number of shares of Common Stock deliverable upon the exercise of all outstanding Warrants.

The Company covenants that all shares of Common Stock issued upon exercise of the Warrants will, upon issuance in accordance with the terms of this Plan, be fully paid and non-assessable.

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Section 13. Adjustment of Exercise Price and Number of Shares Purchasable. The Exercise Price and the number of shares of Common Stock which may be purchased upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of, after the date hereof, the following events: if the Company shall (i) declare a dividend on the Common Stock payable in shares, (ii) subdivide the outstanding Common Stock into a greater number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then the Exercise Price in effect on the record date for that dividend or on the effective date of that subdivision or combination, and/or the number and kind of shares of capital stock issuable on that date, shall be proportionately adjusted so that the holder of any Warrant exercised after such time shall be entitled to receive solely the aggregate number and kind of shares of capital stock which, if the Warrant had been exercised immediately prior to that date, such holder would have owned upon exercise and been entitled to receive by virtue of that dividend, subdivision, or combination. The foregoing adjustments shall be made by the Company successively whenever any event listed above shall occur.

Section 14.  Notices to Warrant Holders. Upon any adjustment to the Exercise Price pursuant to Section 13 hereof, the Company, within twenty calendar days thereafter, shall cause to be given to the registered holders of outstanding Warrant Certificates, at their respective addresses appearing on the Warrant Certificate register, written notice of the adjustments by first-class mail, postage prepaid. Where appropriate, the notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Plan.

Section 15. Supplements and Amendments. The Company may, from time to time, supplement or amend this Plan without the consent or concurrence of or notice to any holders of Warrant Certificates or Warrants in order to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, to correct any defective provision, clerical omission, mistake or manifest error herein contained, or to make any other provision with respect to matters or questions arising under this Plan which shall not be inconsistent with the provisions of the Warrant Certificates; provided that such action shall not adversely affect the interests of the holders of the Warrant Certificates or Warrants. All other amendments to this Plan must be approved by a vote of at least 51 percent of the Company’s shares.

Section 16. Governing Law. This Plan and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by, construed and enforced in accordance with the laws of said State.

Section 17. Benefits of This Plan. Nothing in this Plan shall be construed to give to any person or entity other than the Company and the registered holders of the Warrant Certificates or Warrants any legal or equitable right, remedy or claim under this Plan; this Plan shall be for the sole and exclusive benefit of the Company and the registered holders of the Warrant Certificates or Warrants.

Adopted this 15th day of March 2007 by the board of directors of ProFinancial Holdings Inc.

/s/ B. Bryan Robinson
President and Chief Executive Officer

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You should only rely on the information contained in this prospectus or information that we have referred to you. We have not authorized anyone to provide you with other or different information. Information contained in this prospectus was, to the best of our knowledge, correct when it was printed. Some of the information will change after the printing date because Pro Financial continues to engage in organizational activities. The accidental or improper delivery of this prospectus to persons to whom it is unlawful to make an offer under state securities laws, shall not constitute an offer to sell the securities.

TABLE OF CONTENTS

Prospectus Summary	2
Risk Factors	4
Cautionary Statement Regarding Forward-Looking Statements	7
Terms of the Offering	8
Use of Proceeds	11
Capitalization	13
Description of Properties	13
Dividend Policy	14
Supervision and Regulation	14
Management's Discussion and Analysis of Financial
Condition and Results of Operation	20
Business of Pro Financial	21
Business of ProBank	21
Management and Stock Ownership	29
Director Compensation	33
Executive Compensation	34
Transactions with Related Parties	36
Description of Securities	37
Anti-Takeover Provisions	39
Indemnification	40
Legal Proceedings	41
Legal Matters	41
Experts	41
Additional Information	41
Audited Financial Statements	42

Exhibits:
Exhibit A B Articles of Incorporation	56
Exhibit B B Escrow Agreement	70
Exhibit C B Warrant Plan	78

ADDITIONAL DOCUMENTS ENCLOSED
Stock Order Form

Up to 1,500,000 Units

PROSPECTUS

May 1, 2007